Exhibit 10.38

Confidential Treatment

Requested

DELIVERED DEMAND REDUCTION AGREEMENT

BETWEEN

NEVADA POWER COMPANY

AND

COMVERGE, INC.

DATED

MAY 2, 2007

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12.2	Events of Default of NPC	19
12.3	Termination for Events of Default	20
12.4	Special Bankruptcy Provision	20
ARTICLE 13 - CONTRACT ADMINISTRATION AND NOTICES		21
13.1	Notices in Writing	21
13.2	Changes	21
13.3	Authority of Representatives	21
13.4	Operating Records	21
13.5	Audit Rights	21
13.6	Program Management Procedures	21
13.7	Dispute Resolution	21
ARTICLE 14 - FORCE MAJEURE		22
14.1	Definition of Force Majeure	22
14.2	Applicability of Force Majeure	22
14.3	Termination Due to Extended Force Majeure	23
14.4	Effect of Force Majeure on Payments	23
ARTICLE 15 - REPRESENTATIONS AND WARRANTIES		23
15.1	Comverge’s Representations and Warranties	23
15.2	NPC’s Representations and Warranties	25
ARTICLE 16 - INSURANCE		26
16.1	Comverge’s Insurance Requirements	26
16.2	Changes to Insurance Minimum Limits	26
16.3	Notice to NPC	26
16.4	Certificates of Insurance Required	26
16.5	Application of Proceeds	26
ARTICLE 17 - INDEMNITY		26
17.1	GENERAL	26
17.2	Environmental	27
17.3	Intellectual Property/ EDLCS	27
17.4	Procedures	27
17.5	Survival	29
ARTICLE 18 - LIMITATION OF LIABILITY		29
18.1	LIMITATION OF LIABILITY	29
ARTICLE 19 - COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS		29
19.1	Compliance with the Law	29
ARTICLE 20 - ASSIGNMENT AND OTHER TRANSFER RESTRICTIONS		29
20.1	No Assignment Without Consent	29
ARTICLE 21 - JOINT INTEREST		30
21.1	Cooperation by Parties	30
21.2	Comverge Cooperation	30
ARTICLE 22 - MISCELLANEOUS		30
22.1	Waiver	30
22.2	Taxes/ Permits	31
22.3	Disclaimer of Third Party Beneficiary Rights	31
22.4	Relationship of the Parties	31
22.5	***	31
22.6	Press Releases	31
22.7	Confidentiality	32
22.8	Diverse Supplier Information	32
22.9	Integrity	32
22.10	Survival of Obligations	32
22.11	Severability	32
22.12	Complete Agreement; Amendments	32
22.13	Binding Effect	32

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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22.14	Headings	32
22.15	Counterparts	32
22.16	Governing Law	32

ATTACHMENT 1 - TARGET DELIVERED DEMAND REDUCTION; COMPENSATION; MEASUREMENT & VERIFICATION

Attachment 1A:	TARGET DELIVERED DEMAND REDUCTION	1A
Attachment 1B:	PAYMENT CALCULATIONS	1B
Attachment 1C:	MEASUREMENT AND VERIFICATION PROGRAM	1C

ATTACHMENT 2 - STATEMENT OF WORK

Attachment 2A:	MARKETING, RECRUITMENT AND RETENTION	2A
Attachment 2B:	LOAD CONTROL EQUIPMENT, LOAD CONTROL SERVICES, INSTALLATION AND MAINTENANCE SCOPE OF WORK	2B
Attachment 2C:	EXISTING DEMAND RESPONSE SYSTEM OPERATION	2C
Attachment 2D:	NOTICES	2D
Attachment 2E:	INSURANCE	2E
Attachment 2F:	SOFTWARE	2F
Attachment 2G:	REPORTING	2G

ATTACHMENT 3 - ELECTRONIC DATA EXCHANGE FORMAT		3A

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DELIVERED DEMAND REDUCTION AGREEMENT

This DELIVERED DEMAND REDUCTION AGREEMENT (“Agreement”), dated as of April __, 2007, is entered into by and between Nevada Power Company, a Nevada corporation, with principal offices at 6226 West Sahara Ave., Las Vegas, Nevada 89151 (“NPC”) and Comverge, Inc., a Delaware corporation, located at 120 Eagle Rock Avenue, Suite 190, East Hanover, NJ 07936 (“Comverge”). NPC and Comverge are sometimes hereinafter referred to as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Comverge desires to design, develop, build, and operate a Direct Load Control System (as hereinafter defined) in NPC’s service territory, and to aggregate the individual customer load which is controlled by the Direct Load Control System to provide NPC with a demand reduction due to the operation of the Direct Load Control System in each Program Year (as hereinafter defined) equal to at least the Target Delivered Demand Reduction (as hereinafter defined) for such Program Year;

WHEREAS, NPC and Comverge desire for Comverge to maintain and operate NPC’s Existing Direct Load Control System (as hereinafter defined), which has an estimated Delivered Demand Reduction of ***;

WHEREAS, NPC currently owns the Existing Direct Load Control System and shall have the right, upon the expiration or termination of this Agreement, to purchase the Load Control Equipment (as hereinafter defined) constituting a portion of the Direct Load Control System from Comverge; and

WHEREAS, NPC and Comverge desire to enter into this Agreement under the terms of which, among other things, Comverge shall design, develop, build and operate the Direct Load Control System and maintain and operate the Existing Direct Load Control System and NPC shall pay Comverge for the Delivered Demand Reduction (as hereinafter defined) pursuant to the operation of the DLCS and the EDLCS.

NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Defined Terms. Unless otherwise defined herein or in any Exhibit, Schedule or Attachment hereto, the following terms, when used in this Agreement (including the Recitals and any Exhibit, Schedule or Attachment hereto) shall have the meanings set forth below. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

terms appear in this Agreement, whether in the singular or the plural or in the present or past tense.

“Adjusted Baseline Device Demand” has the meaning set forth in Attachment 1C.

“Adjusted kW of the End-use Load” or “Adjusted kW” has the meaning set forth in Attachment 1C.

“Affiliate” means an entity that controls, is controlled by, or is under common control with another entity.

“Agreement” means this Delivered Demand Reduction Agreement and the Attachments, Exhibits, Schedules and Appendices hereto, all of which are hereby incorporated herein by reference, as each such document may be amended from time to time.

“Annual Settlement” means the process of issuing an Annual Settlement Statement.

“Annual Settlement Statement” refers to the statement issued by Comverge to NPC following the end of each Control Season or the expiration or termination of this Agreement, in accordance with Attachment 1B, indicating the amount of the DLCS Settlement Payment and the EDLCS Settlement Payment.

“Applicable Law” means any federal, state, local or other law (including any Environmental Laws), common law, treaty, code, rule, ordinance, binding directive, regulation, order, judgment, decree, ruling, determination, permit, certificate, authorization, or approval of a Governmental Authority, which is binding on a Party or its property or operations.

“Available Devices” has the meaning set forth in Attachment 1C.

“Average Device Demand” has the meaning set forth in Attachment 1C.

“Average Device Demand Reduction” has the meaning set forth in Attachment 1C.

“Average Percentage of Non-Responding Devices” or “AVG%NRD” has the meaning set forth in Attachment 1C.

“Baseline Device Demand” has the meaning set forth in Attachment 1C.

“BIS Software” means the Business Information Systems that tracks installation, marketing, customer interaction, and inventory.

“Business Day” means Monday through Friday of each week, except for Holidays.

“Carrier Equipment” means, pursuant to Attachment 2B, all Carrier hardware, including, without limitation, Two-way PCTs and other related equipment, and all software required to provide Delivered Demand Reduction.

“Commercial Operation” means the period during the Term of this Agreement that a Facility is a Participating Facility operating pursuant to the terms of this Agreement.

“Commercial Participating Facility” means a Participating Facility that is on one of the following NPC rate schedules: GS; OGS-TOU; LGS-1; or OLGS-1-TOU.

“Communications Sampled Devices” has the meaning set forth in Attachment 1C.

“Control Season” means June 1 through September 30 of each Program Year.

“Control Season Day” means the period beginning at *** and ending on *** Pacific Prevailing Time of any Business Day during the Control Season.

“Control Season Month” means any calendar month within a Control Season.

“Cycling” refers to a load control strategy that interrupts and then restores electrical service to an End-use Load where electrical service is interrupted for a specified percentage of either its most-likely run-time as determined by recent historical run-time or clock time of each half-hour of a Dispatch Hour.

“Deemed Demand Reduction” or “DDR” refers to the aggregated electrical system load reduction due to Dispatch *** pursuant to Attachment 1B.

“Deliverable” is any document or work product required to be delivered or submitted under this Agreement by either Party.

“Delivered Demand Reduction” refers to the aggregated electrical system load reduction due to Dispatch and is based upon Deemed Demand Reduction for Monthly Payments and Verified Demand Reduction for Annual Settlement Statements.

“Demand Reduction Shortfall Payment” has the meaning set forth in Section 4.2.

“Device Populations” has the meaning set forth in Attachment 1C.

“Direct Load Control System” or “DLCS” means all equipment and components necessary for operating the Program and providing Delivered Demand Reduction in accordance with this Agreement, including, without limitation, Load Control Equipment, proprietary software and Third Party Services.

“Dispatch” means operating the DLCS and/or the EDLCS in such a manner that Participating Facilities’ End-use Loads are curtailed in order to reduce the aggregate demand on the NPC system.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

“Dispatch Hours” refers to the hours during which the DLCS and/or the EDLCS is activated through Dispatch.

“Dispatch Event” refers to any set of contiguous Dispatch Hours.

“DLCS Monthly Payment” has the meaning set forth in Attachment 1B.

“DLCS Settlement Payment” has the meaning set forth in Attachment 1B.

“EDLCS Monthly Payment” has the meaning set forth in Attachment 1B.

“EDLCS Settlement Payment” has the meaning set forth in Attachment 1B.

“End-use Load” means a central air conditioning compressor or a central air-conditioning compressor and concurrently operating fan motor(s) that supply less than or equal to *** or less of cooling or other controllable load if approved by NPC of less than ***, located at a Participating Facility and controlled by a Load Control Device.

“Environmental Contamination” means (a) hazardous wastes, hazardous substances, hazardous materials, hazardous pollutants, toxic substances, toxic pollutants, contaminants, pollutants or words of similar import, as those terms are used in any Environmental Laws and (b) the presence of any other chemical or other material or substance at such levels or quantities or location, or of such form or character, to be of regulatory concern under such Environmental Laws.

“Environmental Laws” means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Oil Pollution and Hazardous Substances Control Act, and all other applicable federal, state and local environmental laws and regulations, as amended or superseded.

“Existing Direct Load Control System” or “EDLCS” means NPC’s current load control system and Program as described in Attachment 2C.

“Facility” means a residential NPC metered customer site or an NPC-metered customer site for a commercial customer with a unique tax identification number.

“Failed Devices” has the meaning set forth in Attachment 1C.

“Failed Dispatch Event Payment” has the meaning set forth in Section 4.5.

“Force Majeure” has the meaning set forth in Section 14.1.

“Good Industry Practice” means the practices, methods and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry) that, at a particular time, in the exercise of reasonable judgment in light of the

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, codes, standards, equipment manufacturers’ recommendations, reliability, safety, environmental protection, economy and expedition. With respect to each Participating Facility, Good Industry Practice(s) includes the Parties or the Parties contractors, where applicable, taking reasonable steps to ensure that:

(1)	Equipment, materials, resources and supplies, including spare parts inventories, are supplied or made available by Comverge to meet the Participating Facilities’ needs;

(2)	Comverge has sufficient operating personnel available at all times and who are adequately experienced and trained and licensed as necessary to operate the DLCS and the EDLCS properly, efficiently, and in coordination with NPC and are capable of responding to reasonably foreseeable emergency conditions;

(3)	Preventive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools;

(4)	Appropriate monitoring and testing are performed to ensure equipment is functioning as designed;

(5)	Equipment is not operated in a reckless manner, in violation of manufacturers’ guidelines or in a manner unsafe to workers, the general public, or NPC’s transmission or distribution grid or contrary to Applicable Laws or without regard to defined limitations; and

(6)	The equipment will function properly under normal conditions at the Participating Facilities.

“Governmental Authority” means any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over a Party or its property or operations.

“Holiday” means all North American Electric Reliability Council holidays and any holidays specified by NPC.

“Hourly Demand” means the electrical demand in kW of each End-use Load in one hour using Hourly Runtime data and Measured kW data. The methodology for calculating and determining Hourly Demand is set forth in Attachment 1C.

“Hourly Population Demand” means the aggregated electrical demand.

“Hourly Runtime” means the number of minutes of End-use Load operation within a particular hour.

“Incremental Deemed Demand Reduction” or “Inc. DDR” has the meaning set forth in Attachment 1B.

“Incremental Price” or “Inc. Price” has the meaning set forth in Attachment 1B.

“Inspected Devices” has the meaning set forth in Attachment 1C.

“kW Factor” has the meaning set forth in Attachment 1C.

“Late Payment Rate” means ***.

“LMS Software” means Comverge proprietary software that controls Comverge Load Control Devices.

“Load Control Device” or “Device” means a unique device installed at a Participating Facility which, upon Dispatch, enables curtailment of a single End-use Load through either Cycling or Setback. Load Control Devices include, without limitation, PCTs and Switches. In the event that a Switch or PCT contains more than one relay, and each relay separately controls an End-use Load, then each relay is considered a Load Control Device.

“Load Control Device Population” or “Device Population” means a distinct population of similar Load Control Devices, as defined in Attachment 1C.

“Load Control Equipment” means all equipment required to develop and operate the DLCS and the EDLCS, including, without limitation, (a) Load Control Devices, (b) LMS Software, and (c) all additional necessary hardware, servers, and communication equipment required for Dispatch exclusive of Third Party Services.

“M&V Contractor” has the meaning set forth in Attachment 1C.

“M&V Program” has the meaning set forth in Attachment 1C.

“M&V Sample” has the meaning set forth in Attachment 1C.

“M&V Software” means the Comverge Hosted Software that collects A/C use data from Two- way Devices for the purposes of enabling the calculation of the kW Factor related to Comverge devices.

“Maintained Deemed Demand Reduction” or “Maint. DDR” has the meaning set forth in Attachment 1B.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

“Maintained Price” or “Maint. Price” has the meaning set forth in Attachment 1B.

“Marketing Plan” has the meaning set forth in Attachment 2A.

“Measured kW of the End-use Load” or “Measured kW” means for DLCS End-use Loads the electrical demand in kW of an End-use Load as measured by Comverge at the time of installation of the Load Control Device using a true rms kW meter certified by the National Institute of Standards and Technology to be accurate to within ± 1.5%; and, for EDLCS End-use Loads the electrical demand in kW of an End-use Load as previously determined by the installing technician and the M&V Contractor by correcting kVA measurements for power factor.

“Measurement and Verification Event” or “M&V Event” means a Dispatch Event of at least *** that occurs between *** and *** Pacific Prevailing Time where the ambient Las Vegas temperature as measured at the UNLV Mechanical Engineering Building weather station is *** and in which PCTs are controlled using a *** and Switches and Smart Switches are controlled using the *** as allowed by approved PUCN tariffs. ***

“Minimum Delivered Demand Reduction”, for a Program Year, means an amount equal to *** of the Target Delivered Demand Reduction for such Program Year.

“Minimum Performance Criteria” has the meaning set forth in Section 4.3.

“Minimum Sample Size” or “MSS” has the meaning set forth in Attachment 1C.

“Mobilization Payment” has the meaning set forth in Attachment 1B.

“Monthly Payments” means the DLCS Monthly Payment and the EDLCS Monthly Payment.

“Moody’s” means Moody’s Investor Services, Inc. and any successor entity thereto.

“NDA” means the Non-Disclosure Agreement entered into by the Parties on February 8, 2007, as may be modified or amended from time to time.

“Offset Factor” has the meaning set forth in Attachment 1C.

“One-way” or “1-way” is an adjective used to modify Device, PCT, or Switch, and means a Load Control Device which only receives communication signals and data. One-way Devices include, without limitation, the Comverge SuperStatTM, Cannon/Honeywell (T7512) ExpressStat, Cannon LCR-5000, and Cannon LCR-5200.

“Override” means Participant cancellation of the control of their End-use Load during Dispatch.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

“Participant” means the NPC residential or commercial customer that owns or rents a Participating Facility and has chosen to participate in the Program.

“Participating Facility” means a Facility that is participating in the Program. Participating Facilities include Facilities on a load management rider or rate schedule and one of the following NPC rate schedules: RS; RM; TRS-TOU; GS; OGS-TOU; LGS-1; or OLGS-1-TOU. For any Facility on LGS-1 or OLGS-1-TOU, maximum kW demand must be 15 kW or less. Facilities on LGS-1 or OLGS-1-TOU with maximum kW demand above 15 kW, and Facilities on all other rate classes are excluded.

“PCT” means a programmable communicating thermostat that is a Load Control Device that can implement either Cycling or Set-back load control strategies and is accessible for temperature set-point programming by Participants over the internet.

“Performance Security” has the meaning set forth in Section 5.1.1.

“Percentage of Non-Responding Devices” or “%NRG” has the meaning set forth in Attachment 1C.

“Percentage of Participant Override” or “PPO” has the meaning set forth in Attachment 1C.

“Program” refers to the NPC residential and small commercial customer offering that provides incentives to those NPC eligible customers that voluntarily sign up for the applicable load management rider or tariff and allow their End-use Loads to be curtailed by NPC via Load Control Devices and the DLCS or the EDLCS.

“Program Month” means the period beginning on the first calendar day of the month and ending on the last calendar day of the month for any month falling within a Program Year.

“Program Year” or “PY” means the period beginning on (a) the Start Date and ending on December 31, 2007 for Program Year 1 and (b) January 1st and ending on December 31st for each subsequent Program Year.

“Prospect” means any NPC residential or commercial customer who is eligible for the Program.

“Proxy kW Factor” means the assumed kW Factors that are used for the DLCS Monthly Payments and are updated at the end of each Control Season to match the most recent kW Factors as determined by M&V.

“Proxy Percentage of Non-Responding Devices” or “Proxy %NRD” is a proxy for the Percentage of Non-Responding Devices as set forth in Attachment 1B.

“PUCN” means the Public Utilities Commission of Nevada or any successor regulatory agency thereto.

“Qualified Financial Institution” means a financial institution having an office in the United States, with total assets of at least Ten Billion Dollars ($10,000,000,000) and whose long-term, senior, unsecured, non-credit-enhanced credit rating is at least “A” by S&P and “A2” by Moody’s.

“Residential Participating Facility” means a Participating Facility that is on one of the following NPC rate schedules: RS; RM; and, TRS-TOU.

“S&P” means Standard and Poor’s Ratings Group, a division of McGraw Hill, Inc. and any successor entity thereto.

“Set-back” means a load control strategy that raises the temperature set-point of a PCT for a specified number of degrees over a specified time.

“Settlement Payment” means the sum of the DLCS Settlement Payment and the EDLCS Settlement Payment. If the Settlement Payment is a negative number, then Comverge shall make payment of such Settlement Payment to NPC. If the Settlement Payment is a positive number, then NPC shall make payment of such Settlement Payment to Comverge.

“Similar Devices” means Load Control Devices that operate on the same communications network and control End-use Loads in the same fashion.

“Similar Device Groups” means groups of Similar Devices as specified in Attachment 1C.

“Smart” is an adjective used to modify Switch and indicates a Switch that is enabled with technology that determines the most-likely run-time of an End-use Load based upon algorithms that use recent historical run-time. Proprietary commercial versions of such algorithms include without limitation Cannon Technologies’ TrueCycle, and Comverge’s Adaptive Algorithm.

“Software” has the meaning set forth in Attachment 2F.

“Software Documentation” has the meaning set forth in Attachment 2F.

“Start Date” means the date of this Agreement.

“System Availability” means, with respect to the DLCS or the EDLCS, as applicable, a ratio, calculated by dividing (a) the total number of hours during the period starting on *** and ending on *** as determined pursuant to a process to be implemented by the Parties and verified by the M&V Contractor ***.

“System Dispatch Operator” or “SDO” means NPC’s representative(s) responsible for centralized Dispatch of the DLCS and the EDLCS and control of tie-line power flows.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

Authorized personnel with login access shall be considered authorized users within the definition of SDO.

“Switch” means a load control receiver that controls End-use Load(s) via a relay or relays and can implement Cycling strategies.

“Target Delivered Demand Reduction” means the Delivered Demand Reduction goals of the DLCS as specified in Attachment 1A.

“Term” means the period of time during which this Agreement shall remain in full force and effect as described in Article 2.

“Third Party Services” means all hardware, software and services necessary for execution of the Program and for operation of the DLCS and the EDLCS, which hardware or software is not purchased or owned by either NPC or Comverge and which services are not performed by either NPC or Comverge.

“Two-way” or “2-way” is an adjective used to modify Device, PCT, or Switch, and means a Load Control Device that both receives and sends communication signals and data. The device sends enough information back to determine the Hourly Demand of the End-use Load and the Percentage of Participant Override without additional monitoring and communication equipment. Two-way Devices include, without limitation, the Carrier Comfort ChoiceTM PCT.

“Use” has the meaning set forth in Attachment 2F.

“Verified Demand Reduction” or “VDR” refers to the aggregated electrical system load reduction due to Dispatch based upon measured values determined by the M&V Contractor as calculated pursuant to Attachment 1C.

“WECC” means the Western Electric Coordinating Council (formerly Western System Coordinating Council) and any successor entity thereto.

1.2 Interpretation. In this Agreement, unless otherwise stated,

1.2.1 Any references to:

(a) any Section, Schedule, Attachment, Exhibit or other provision thereof, shall be construed, at any particular time, as including a reference to the Section, Schedule, Attachment, Exhibit or the relevant provision thereof as it may have been amended, modified or supplemented;

(b) any agreement (including this Agreement or any Schedule, Attachment or Exhibit hereto) shall be construed, at any particular time, as including a reference to the relevant agreement as it may have been amended, modified or supplemented;

(c) a Party to this Agreement includes, in the case of any Party, that Party’s successors and permitted assigns and any entity succeeding to its functions and capacities;

(d) a month shall be construed as a reference to a calendar month unless otherwise stated; and

(e) a particular Section, Schedule, Exhibit or Attachment shall be a reference to the relevant Section, Schedule, Exhibit or Attachment in or to this Agreement.

1.2.2 Words in the singular may be interpreted as referring to the plural and vice versa, and words denoting natural persons may be interpreted as referring to corporations and any other legal entities and vice versa.

1.2.3 Whenever this Agreement refers to a number of days, such number shall refer to the number of calendar days unless Business Days are specified. A requirement that a payment or Deliverable be made on a day that is not a Business Day shall be construed as a requirement that the payment or Deliverable be made on the next following Business Day.

1.2.4 The words “include” and “including” are to be construed as being at all times followed by the words “without limitation”, unless the context otherwise requires.

1.2.5 Words not otherwise defined herein that have well-known and generally acceptable technical or trade meanings are used herein in accordance with such well-recognized meanings.

ARTICLE 2 - TERM AND TERMINATION

2.1 Term and Termination. This Agreement shall be effective upon the Start Date and shall remain in full force and effect until the end of Program Year 3, unless terminated earlier pursuant to Sections 12.3 or 14.3.

2.2 Continuance in Effect. Pursuant to Section 22.8, applicable provisions of this Agreement shall continue in effect after termination thereof to the extent necessary to satisfy the terms and conditions of this Agreement and, as applicable, final billings and adjustments related to any period prior to termination, repayment of any money due and owing either Party pursuant to this Agreement, and the indemnifications specified in this Agreement.

ARTICLE 3 - PROJECT DESCRIPTION

3.1 Implementation of the DLCS. Comverge shall, in accordance with Good Industry Practice and Applicable Law, design, develop, build, operate and own a Direct Load Control System that shall, on demand, provide NPC with the ability to achieve Delivered Demand Reduction in an amount at least equal to the Target Delivered Demand Reduction through Dispatch of the DLCS. Upon the expiration or termination of this Agreement, the ownership of the Direct Load Control System shall transfer to NPC in accordance with Section 5.3.

3.2 Operation and Maintenance of EDLCS. Comverge shall, in accordance with Good Industry Practice and Applicable Law, maintain and operate the EDLCS in accordance with Attachment 2C.

ARTICLE 4 - DELIVERED DEMAND REDUCTION AND DISPATCH

4.1 Delivered Demand Reduction. Comverge shall assist NPC by preparing in a timely fashion the required documentation for having the Delivered Demand Reduction classified as a non-spinning reserve in accordance with WECC requirements. Comverge shall provide escalation plans and implement trials, as may be required, in order to qualify the DLCS and the EDLCS for non-spinning reserve under WECC requirements.

4.2 Demand Reduction Shortfall. In the event that the Verified Demand Reduction pursuant to Dispatch of the DLCS for any Program Year is less than the Minimum Delivered Demand Reduction for such Program Year, Comverge shall pay NPC the “Demand Reduction Shortfall Payment,” which shall be calculated as follows:

***

In the event that a Demand Reduction Shortfall Payment is owed for a Program Year, NPC shall calculate such Demand Reduction Shortfall Payment and provide Comverge with an invoice therefore along with reasonable documentation of the calculation of the Demand Reduction Shortfall Payment amount. Comverge shall make payment of the Demand Reduction Shortfall Payment within thirty (30) days of its receipt of an invoice from NPC. The provisions of this Section 4.2 are in addition to, and not in lieu of, (a) Annual Settlement or any other amount as a result of any Verified Demand Reduction shortfall or (b) any of NPC’s rights or remedies under this Agreement, including under Article 12. The Parties agree that Comverge’s aggregate liability for all Demand Reduction Shortfall Payments hereunder shall not exceed ***.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

4.3 Maximum Delivered Demand Reduction.

4.3.1	Program Year 1 and Program Year 2. During Program Year 1 and Program Year 2, Comverge may, in its discretion, install a quantity of Load Control Devices that causes the Delivered Demand Reduction for such Program Year to exceed the Target Delivered Demand Reduction for such Program Year by up to ***; provided, however, notwithstanding anything herein to the contrary, the aggregate total of the Monthly Payments and the Settlement Payment for such Program Year shall not exceed an amount equal to ***. In the event that the aggregate total of the Monthly Payments and the Settlement Payment for such Program Year would exceed the preceding limit, then (a) the aggregate total of the Monthly Payments and the Settlement Payment for such Program Year shall be capped at an amount equal to the preceding limit, (b) the excess Deemed Demand Reduction that causes such limit to be exceeded shall not be included in the current Program Year but shall be accounted for in the first Billing Month of the next Program Year and (c) such excess Deemed Demand Reduction shall be included in the invoice for the first Billing Month of the next Program Year.

4.3.2	During Program Year 3, Comverge shall only install a quantity of Load Control Devices that will result in the Delivered Demand Reduction pursuant to Dispatch of the DLCS meeting but not exceeding the Target Delivered Demand Reduction for Program Year 3. Notwithstanding anything herein to the contrary, under no circumstances shall the aggregate total of the Monthly Payments and the Settlement Payment for Program Year 3 exceed an amount equal to (a) the sum Incremental Price (as of the end of Program Year 3) and the Maintained Price (as of the end of Program Year 3) multiplied by (b) the Target Delivered Demand Reduction for Program Year 3.

4.4 Minimum Performance Criteria.

4.4.1	Comverge shall ensure that (a) each Participating Facility is capable of responding to NPC’s Dispatch signal within *** and (b) the DLCS and, after Program Year 1, the EDLCS each maintain a System Availability of *** (collectively, the “Minimum Performance Criteria”). The Parties shall, within sixty (60) days of the Start Date, work together in good faith to determine the historical availability of the EDLCS, excluding those hours where the EDLCS was not available ***. In the event that such historical availability of the EDLCS is determined by the Parties to be less than ***, the Parties shall mutually agree on an adjustment to the System Availability threshold of *** for the EDLCS.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

4.4.2	In the event that the Minimum Performance Criteria are not satisfied at any point during a Program Year (for reasons other than Force Majeure), Comverge shall take all necessary actions, *** in order to cause the satisfaction of the Minimum Performance Criteria. If Comverge fails to (x) initiate such necessary actions within *** after it becomes aware, or reasonably should have become aware, of such failure to satisfy the Minimum Performance Criteria or (y) diligently pursue such actions thereafter until such time that the Minimum Performance Criteria are satisfied, then it shall be considered a Comverge Event of Default and NPC shall be entitled to withhold payments hereunder to Comverge, until such Event of Default is cured by Comverge, in an amount equal to the reasonably estimated costs for NPC to cause the Minimum Performance Criteria to be satisfied.

4.5 Dispatch. NPC’s designated SDOs shall have the right to Dispatch, consistent with this Agreement, control of the Participating Facilities. NPC shall provide to Comverge the names of all approved SDOs at least thirty (30) days before the start of each Control Season. ***

ARTICLE 5 - PAYMENT CALCULATIONS; TRANSFER OF DLCS

5.1 Security.

5.1.1	As a condition of NPC’s execution of and continuing obligations under this Agreement, Comverge shall provide to NPC ***, as security for the performance of Comverge’s obligations hereunder, either (a) a letter of credit from a Qualified Financial Institution in a form reasonably acceptable to NPC or (b) a cash deposit, in either case, in an amount equal to ***) (the “Performance Security”). NPC shall have the right to draw upon the Performance Security, in its sole discretion, in the event Comverge fails to make any payments owing under this Agreement or to reimburse NPC for costs that NPC has incurred or may incur as a result of Comverge’s failure to perform its obligations hereunder. The Development Security has been provided to NPC as of the date hereof.

5.1.2	With respect to any letter of credit posted by Comverge as Performance Security: (a) no later than thirty (30) days prior to the expiration date of such letter of credit, Comverge shall cause the letter of credit to be renewed or replaced with another letter of credit in an equal amount; (b) in addition to the conditions

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

specified in Section 5.1.1, NPC shall have the right to draw on such letter of credit, in its sole discretion (i) if such letter of credit has not been renewed or replaced at least thirty (30) days prior to the date of its expiration or (ii) if the credit rating of the financial institution that issued such letter of credit has been downgraded such that the financial institution is no longer considered a Qualified Financial Institution and Comverge has not caused a replacement letter of credit to be issued for the benefit of NPC within five (5) Business Days of such downgrade.

5.2 Netting of Payments. The Parties shall discharge mutual debts and payment obligations due and owing to each other on the same date through netting, in which case all amounts owed by each Party to the other Party for amounts owed hereunder shall be netted so that only the excess amount remaining due shall be paid by the owing Party.

5.3 Transfer of DLCS Upon Expiration or Termination. The Parties hereby agree that, in consideration of the amounts paid by NPC to Comverge under this Agreement, immediately upon the expiration or termination of this Agreement, all of Comverge’s right, title and interest in the DLCS shall transfer to NPC, without any further consideration or action by the Parties (except to the extent necessary to give effect to the provisions of this Section 5.3). At the time of such transfer of the DLCS, the DLCS shall be free and clear of any and all liens, restrictions, security interests or other encumbrances. Comverge acknowledges and agrees that the provisions of this Section 5.3 provided a material inducement for NPC to enter into this Agreement. The Parties shall execute such agreements and documents as are necessary or desirable to affect or document such transfer of ownership of the DLCS. The Parties acknowledge and agree that such transfer of ownership of the DLCS shall be done in a manner that avoids any interruption in the availability of the DLCS. Comverge shall not take any actions, or fail to take any actions, during the Term that would adversely affect the transfer of the DLCS to NPC in accordance with the foregoing provisions. The provisions of this Section 5.3 shall survive the expiration or termination of this Agreement.

ARTICLE 6 - MARKETING, RECRUITMENT AND RETENTION

6.1 Marketing Plan. Comverge shall perform the marketing, recruitment and retention activities set forth in Attachment 2A in an effort to solicit and retain Participants for the Program. Within fifteen (15) Business Days after the Start Date, the Parties shall have an initial meeting to structure the marketing objectives of the Program. Comverge shall supply a draft of the Marketing Plan to NPC within thirty (30) Business Days after the Start Date. Within fifteen (15) Business Days of NPC’s receipt of the draft Marketing Plan, NPC shall either approve the draft Marketing Plan or provide Comverge with comments that will allow for approval of the draft Marketing Plan. If NPC provides comments on the draft Marketing Plan, then Comverge shall incorporate such comments into the Marketing Plan and re-submit the draft Marketing Plan for approval in accordance with the preceding procedures. Comverge shall provide periodic updates to the Marketing Plan as the Program progresses. Within fifteen (15) Business Days of NPC’s receipt of each Marketing Plan update, NPC shall either approve the Marketing Plan update or provide Comverge with comments that will allow for approval of the Marketing Plan update in accordance with the preceding procedures.

6.2 Marketing Materials. Comverge shall provide all marketing materials to NPC for NPC’s approval prior to the utilization of such materials. Within fifteen (15) Business Days of NPC’s receipt of such marketing materials, NPC shall either approve such marketing materials or provide Comverge with comments that will allow for approval of such marketing materials. If Comverge provides comments on such marketing materials, then Comverge shall modify the marketing materials to reflect such comments and re-submit the marketing materials for approval in accordance with the preceding procedures. If NPC fails to approve or provide comments on such marketing materials within such 15-Business Day period, then such marketing materials shall be deemed approved.

ARTICLE 7 - EQUIPMENT INSTALLATION

7.1 Installation. Comverge shall install all DLCS Load Control Equipment and procure and manage Third Party Services, and perform all other necessary activities to enable Dispatch of the DLCS, as set forth in Attachment 2B and the EDLCS, as set forth in Attachment 2C.

7.2 Supply of Carrier Two-Way PCTs. Within forty-five (45) days of the Start Date, NPC shall provide Comverge, at no costs or expense to Comverge, with approximately *** commercial versions of the Carrier Two-way PCT for installation by Comverge in accordance with this Agreement at Commercial Participating Facilities.

ARTICLE 8 - MAINTENANCE; SITE CLEAN UP

8.1 Scope of Work. Comverge shall maintain the DLCS and the EDLCS equipment and other components, including the Load Control Equipment, and perform all other necessary activities, including those set forth in Section 8.3, to ensure the continued operation of the DLCS and the EDLCS throughout the Term, in accordance with this Agreement.

8.2 Tracking, Verification and Resolution of Participant Complaints. Comverge shall, in accordance with Good Industry Practice and Applicable Law, follow standard procedures for tracking, verifying and resolving Participant complaints pursuant to Attachments 2A and 2B.

8.3 Preventive, Routine and Non-Routine Maintenance and Repairs. Comverge shall be responsible for the preventive, routine and non-routine maintenance and repairs of the DLCS and the EDLCS for the Term of the Agreement. Maintenance shall be performed in accordance with Good Industry Practice and Applicable Law and on a basis that ensures reliable safe operation, and shall be performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools.

8.4 EDLCS Inspection Program. Comverge shall implement an inspection program for the EDLCS to provide for the inspection of at least *** of the EDLCS Load

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

Control Devices each year to ensure proper system operation. The inspections shall ensure that each EDLCS Load Control Device is operational and has the ability to control participants’ End-use Load(s).

8.5 Comverge Monitoring and Testing. Comverge shall be responsible for conducting routine monitoring and testing to ensure that the EDLCS and the DLCS equipment is functioning as designed and implemented. Comverge shall provide NPC with prior written notice of such routine system monitoring and testing. System tests shall include, but not be limited to, tests of the communication system to insure that Load Control Devices are receiving communications signals.

8.6 Program Reporting. Comverge shall provide NPC with Program reports, data and support in accordance with Attachment 2G.

8.7 Site Clean Up. Comverge shall collect and responsibly dispose of any trimmed wire clippings, unused screws or brackets, hazardous materials and any other material waste that may result from the installation of the Load Control Devices at a Participating Facility.

ARTICLE 9 - MEASUREMENT AND VERIFICATION PROGRAM

9.1 NPC Responsibility. NPC shall be responsible for implementing the field work, data collection and analyses of the M&V Program in accordance with the requirements of Attachment 1C. Promptly following the third quarter of each Program Year, the M&V Program shall be used to determine the kW Factor. The kW Factor shall be utilized to calculate Verified Demand Reduction, as provided in Attachment 1C. Within thirty (30) days after the completion of the Control Season, NPC shall provide the report required pursuant to Attachment 1C.

9.2 Independent Verification. Comverge may at its own cost and expense conduct or cause to be conducted an independent verification of field work, data collection and analyses of the M&V Program, provided that such independent verification shall not interfere with the implementation of the M&V Program . NPC shall reasonably cooperate fully with Comverge, or any contractor retained by Comverge, in connection with any such independent verification.

ARTICLE 10 - SOFTWARE SYSTEM

10.1 DLCS Software System. In order to operate the DLCS, Comverge shall implement (a) its own software, including the LMS Software for operating the Comverge designed DLCS equipment, the BIS Software for tracking customer installations and procedures, and the M&V Software, all of which shall be hosted and run at Comverge facilities as provided in Attachment 2F and (b) the Carrier Software for operating the Carrier Two-way thermostats, which shall be hosted and run at Carrier facilities.

10.2 EDLCS Software System. In order to operate the EDLCS, Comverge shall utilize its own software to control Comverge Load Control Devices and the Parties shall work together to utilize third-party software in accordance with Attachment 2C.

10.3 Grant of Software License. Comverge hereby grants to NPC, and NPC accepts from Comverge a perpetual, irrevocable, non-exclusive, non-transferable, royalty-free license to Use the Software and Software Documentation as specified in Attachment 2F, in connection with the DLCS. Comverge shall retain ownership of all Software and Software Documentation. Such license shall be assignable in connection with any assignment of this Agreement or any transfer of the DLCS, provided that such assignee shall agree to the foregoing terms of such license. The provisions of this Section 10.3 shall survive the expiration or termination of this Agreement.

10.4 BIS Software Data. Upon NPC’s request, Comverge shall provide NPC with the data and information regarding the DLCS and EDLCS customers and devices from the BIS Software. Such data and information shall be provided in a form reasonably requested by NPC and suitable for importing into third-party software. The provisions of this Section 10.4 shall survive the expiration or termination of this Agreement.

ARTICLE 11 - BILLING AND PAYMENT

11.1 Invoicing. All invoices and statements provided by Comverge under this Agreement shall utilize NPC’s accounting codes and purchase order numbers, which accounting codes and purchase order numbers shall be provided by NPC within fifteen (15) Business Days of the Start Date. Comverge shall implement and maintain standard financial control protocols in connection with all payments made or received under this Agreement.

11.2 Monthly Invoices and Annual Statement.

11.2.1	Comverge shall prepare and submit to NPC a monthly invoice within ten (10) days of the end of each Program Month showing: (a) the calculation, with supporting details, of the DLCS Monthly Payment and the EDLCS Monthly Payment pursuant to Attachment 1B, (b) a verified list of Load Control Devices installed in the previous month, including the number of Carrier Load Control Devices, Comverge Load Control Devices and the description of the installation of each such device; (c) a cumulative list of Load Control Devices installed since the beginning of the Program Year; and (d) any other information reasonably requested by NPC.

11.2.2

Within forty-five (45) days after (a) the completion of a Control Season or (b) the expiration or termination of this Agreement, Comverge shall prepare, and provide to NPC, a statement showing: (i) the calculation, with supporting details, of the Incremental Price, the DLCS Settlement Payment, the Maintained Price, the EDLCS Settlement Payment and the Settlement Payment pursuant to Attachment 1B; (ii) the Annual Settlement Statement; (iii) a list of all Participating Facilities; (iv) a Program synopsis of the Control Season from information provided by NPC including, all M&V Events and Dispatch Events, including the date, time and duration of each such event; (v) the aggregate total of Dispatch Hours; (vi) the estimated Demand Reduction attributed to each Participating Facility for each Program Month; and (vii) any other information reasonably requested by NPC.

11.3 Payment Responsibility. NPC shall pay all undisputed portions of invoices and statements provided by Comverge pursuant to Section 11.2, by check or by wire transfer, within thirty (30) days after receipt of the invoice. In the case where NPC is owed a Settlement Payment, Comverge shall pay the amount of such Settlement Payment within seventy-five (75) days after the end of the Control Season. The reconciliation of any discrepancies or errors discovered in an invoice or statement shall be applied (netted either for or against) in the next applicable monthly invoice.

11.4 Late Payments. Remittances received by mail shall be considered to have been paid when due if the postmark indicates the payment was mailed on or before the date due. If any undisputed amount due is not paid on or before the due date, such unpaid amount shall bear interest at the Late Payment Rate from the date that such amount was due and such interest shall be added to the next applicable monthly invoice. If a due date occurs on a weekend or Holiday, the actual due date shall be deemed to be the next succeeding Business Day.

11.5 Billing Disputes. To resolve any billing dispute, the Parties shall use the procedures set forth in Section 13.7. Within ten (10) Business Days of the date of a Party’s receipt of written notice of a dispute, each Party must furnish the other Party with detailed billing calculations for the amount in dispute. Unless the Parties mutually agree otherwise, when a billing dispute is resolved, the Party owing an amount to the other Party shall pay the amount owed within ten (10) Business Days of the date of such resolution, with interest calculated at the Late Payment Rate.

ARTICLE 12 - DEFAULT; TERMINATION

12.1 Events of Default of Comverge.

12.1.1 Any of the following shall constitute an Event of Default of Comverge upon its occurrence and no cure period shall be applicable:

A.	Comverge’s dissolution or liquidation; provided, however, that a reorganization of Comverge into other or multiple entities shall not constitute dissolution or liquidation if Comverge continues to guarantee its performance under this Agreement to NPC’s satisfaction, as determined in its sole discretion;

B.

Comverge makes an assignment for the benefit of its creditors or makes or is the subject of the filing of a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or Comverge voluntarily takes advantage of any such law or act by answer or otherwise or is subject to any similar action or proceeding;

C.	Comverge’s fails to cause ***;

D.	Comverge’s failure to maintain ***; or

E.	Comverge transfers or assigns this Agreement in violation of Article 20.

12.1.2 Any of the following shall constitute an Event of Default of Comverge upon its occurrence unless (a) cured within thirty (30) days after the date of written notice of such Event of Default from NPC to Comverge as provided for in Section 13.1, or (b) in the case of an Event of Default which cannot be cured within thirty (30) days, Comverge has within thirty (30) days after the date of written notice initiated actions reasonably likely to cure such Event of Default and is thereafter diligently pursuing such cure; provided, however, such period shall not extend beyond sixty (60) days after the date of written notice from NPC concerning such Event of Default:

A.	Comverge’s failure to achieve ***;

B.	Comverge’s failure to make any payment required under this Agreement;

C.	Comverge’s failure to comply with any of its other material obligations under this Agreement; or

D.	Any of the representations or warranties made by Comverge under Section 15.1 is materially false or misleading.

12.2 Events of Default of NPC.

12.2.1 Any of the following shall constitute an Event of Default of NPC upon its occurrence and no cure period shall be applicable:

A.	NPC’s dissolution or liquidation; provided, however, that a reorganization of NPC into other or multiple entities shall not constitute dissolution or liquidation if NPC continues to guarantee its performance under this Agreement to Comverge’s satisfaction, as determined in its sole discretion; or

B.	NPC makes an assignment for the benefit of its creditors or makes or is the subject of the filing of a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or NPC voluntarily takes

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

advantage of any such law or act by answer or otherwise or is subject to any similar action or proceeding; or

12.2.2 Any of the following shall constitute an Event of Default of NPC upon its occurrence unless (a) cured within thirty (30) days after the date of written notice of such Event of Default from Comverge to NPC as provided for in Section 13.1, or (b) in the case of an Event of Default which cannot be cured within thirty (30) days, NPC has within thirty (30) days after the date of written notice initiated actions reasonably likely to cure such Event of Default and is thereafter diligently pursuing such cure; provided, however, such period shall not extend beyond sixty (60) days after the date of written notice from Comverge concerning such Event of Default:

A.	NPC’s failure to comply with any of its material obligations under this Agreement;

B.	Any of the representations or warranties made by NPC under Section 15.2 is materially false or misleading.

12.2.3 The following shall constitute an Event of Default of NPC upon its occurrence unless cured within fifteen (15) Business Days after the date of written notice from Comverge to NPC as provided for in Section 13.1:

A.	NPC’s failure to make any payment of an undisputed amount due hereunder (net of outstanding damages and of any other rights of offset that NPC may have pursuant to this Agreement). For all late payments of undisputed amounts, regardless of any cure period, Section 11.4 applies.

12.3 Termination for Events of Default. In addition to any other right or remedy available at law or in equity, either Party may, upon written notice to the other Party, terminate this Agreement if any one or more of the Events of Default of the other Party described in this Article 12 occurs and is not cured within the cure periods set forth herein. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to limit any right or remedy available at law or in equity to the Parties, including the right to any and all damages for any breach or other failure to perform hereunder, subject to section 18.1. All remedies in this Agreement shall survive the expiration or termination of this Agreement and are cumulative.

12.4 Special Bankruptcy Provision. Because of the importance of this Agreement, it is agreed that in the event Comverge should ever seek protection under the provisions of the bankruptcy laws of the United States or under any insolvency act of any state, and Comverge or its representative trustee considers whether to assume or reject this Agreement under such bankruptcy law or insolvency act provisions, the appropriate standard to apply in consideration of rejection is a standard more rigorous than the usual business judgment standard, such more rigorous standard being appropriate to balance the burdens to the bankruptcy estate against the impact on NPC electric ratepayers; and in such consideration, to give equal or greater weight to the public interest in the adequate, efficient and reasonable provision of electric utility service at just and reasonable rates, including the effect that a rejection of this Agreement would have on NPC electric ratepayers.

ARTICLE 13 - CONTRACT ADMINISTRATION AND NOTICES

13.1 Notices in Writing. Notices required by this Agreement shall be addressed to the other Party, including the other Party’s representative at the addresses noted in Attachment 2D. Any notice, request, consent or other communication required or authorized under this Agreement to be given by one Party to the other Party shall be in writing. It shall either be personally delivered or mailed, postage prepaid, to the representative of said other Party. In addition, the notice, request, consent or other communication may be sent by facsimile or other electronic means with a written confirmation by personally delivered or mail. Any such notice, request, consent or other communication shall be deemed to be given when delivered or mailed.

13.2 Changes. Either Party may, by written notice to the other Party, change the representative or the address to which such notices and communications are to be sent.

13.3 Authority of Representatives. The Parties’ designated representatives shall have authority to act for their respective principals in all technical matters relating to performance of this Agreement and to attempt to resolve disputes or potential disputes. However, they shall not have the authority to amend or modify any provision of this Agreement.

13.4 Operating Records. Comverge shall maintain books, records and supporting data, including such records and data as may be required by state or federal regulatory authorities, related to this Agreement in conformity with generally accepted accounting principles. Such books, records and supporting data shall be kept for at least seven (7) years.

13.5 Audit Rights. NPC shall have the right to audit Comverge’s books, records and supporting data, relating to payment and verification of invoice or statement information, upon reasonable prior notice and during regular business hours. Transactions hereunder, which are more than three (3) years old, shall not be subject to audit and are deemed final. If an audit determines that an overpayment or underpayment has occurred, then notice of such overpayment or underpayment shall promptly be given to Comverge together with information that supports such a determination and the overpayment or underpayment, with interest calculated at the Late Payment Rate, shall be applied (netted either for or against) in the next applicable monthly invoice.

13.6 Program Management Procedures. The Parties shall design and institute Program management procedures within thirty (30) days following the Start Date, which procedures shall include, without limitation, a provision for regular meeting times to discuss the Program and the matters set forth in Section 7.0 of Attachment 2B.

13.7 Dispute Resolution.

13.7.1 The Parties agree that it is in the best interest of both Parties to attempt to resolve disputes that arise under this Agreement in a quick and inexpensive manner. To that end, the Parties commit to attempt to resolve disputes hereunder informally. For all disputes that may arise pursuant to the Agreement, the Parties promptly, through their designated representatives selected in the sole discretion of each Party (individually, the “Party Representative”, together, the “Parties’ Representatives”), shall negotiate with one another in good faith in order to reach resolution of the dispute. Such negotiation shall commence within fourteen (14) days of the date of notice from one Party Representative to the other Party Representative notifying that Party of the nature of the dispute.

13.7.2 In the event that the Parties’ Representatives cannot agree to a resolution of a dispute within thirty (30) days after the commencement of negotiations pursuant to Section 13.7.1, then either then either Party may submit the dispute for resolution by final and binding arbitration. Such arbitration shall be conducted in accordance with the Nevada Uniform Arbitration Act, following the Commercial Arbitration Rules of the American Arbitration Association. Any award or determination rendered by the arbitrator may be entered in any court having jurisdiction.

ARTICLE 14 - FORCE MAJEURE

14.1 Definition of Force Majeure. The term “Force Majeure” means causes or events that delay or prevent a Party’s performance of its obligations under this Agreement, but only to the extent that (a) such event of Force Majeure is not attributable to fault or negligence on the part of the affected Party, (b) such event of Force Majeure is caused by factors beyond the affected Party's reasonable control, (c) despite taking all reasonable technical and commercial precautions and measures to prevent, avoid, mitigate or overcome such event of Force Majeure and the consequences thereof, the affected Party has been unable to prevent, avoid, mitigate or overcome such event or consequences, including, without limitation: acts of God; sudden actions of the elements, such as floods, earthquakes, hurricanes or tornadoes; sabotage; vandalism beyond that which could reasonably be prevented by a Party; terrorism; war; riots; fire; explosion; epidemic or pandemic; severe cold or hot weather or snow or other extreme or severe weather conditions; blockades; insurrection; labor strikes; network or paging failure by reason outside of the Parties’ control; any disruption of electrical power in the NPC service territory preceding a Dispatch Event or during a Dispatch Event that prevents the proper operation of the DLCS or the EDLCS.

14.2 Applicability of Force Majeure. Neither Party shall be responsible or liable for any delay or failure in its performance under this Agreement due solely to conditions or events of Force Majeure, provided that:

14.2.1 the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the event of Force Majeure;

14.2.2 the suspension of performance is of no greater scope and of no longer duration than is required by the event of Force Majeure;

14.2.3 the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the event of Force Majeure; and

14.2.4 when the non-performing Party is able to resume performance of its obligations under this Agreement, the non-performing Party shall give the other Party written notice to that effect.

14.3 Termination Due to Extended Force Majeure. This Agreement may be terminated by a Party if the other Party's obligations hereunder have been excused by the occurrence of an event of Force Majeure pursuant to this Article 14 for longer than twelve (12) consecutive months upon written notice to the affected Party, without further obligation by either Party except as to costs and balances incurred prior to the effective date of such termination.

14.4 Effect of Force Majeure on Payments. In the event that during a Program Month Comverge is unable to provide or deliver Delivered Demand Reduction due to the unavailability of a Participating Facility’s Load Control Device(s) as the result of an event of Force Majeure, then the Incremental Deemed Demand Reduction and the Maintained Deemed Demand Reduction for such Program Month shall be reduced on a pro-rata basis to reflect the hours that such Load Control Device(s) was unavailable during such Program Month as a result of such event of Force Majeure, provided, that such event of Force Majeure was not solely caused by, or solely the result of, NPC’s failure to perform its obligations in accordance with the provisions of this Agreement.

ARTICLE 15 - REPRESENTATIONS AND WARRANTIES

15.1 Comverge’s Representations and Warranties. Comverge represents and warrants the following:

15.1.1	Comverge is a corporation duly organized under the laws of the State of Delaware. Comverge is qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder or on the business or financial condition of Comverge. Comverge has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver and perform its obligations under this Agreement.

15.1.2	Comverge has the expertise, experience and qualifications to perform its obligations under this Agreement, including an understanding of NPC’s needs and requirements as it relates to the DLCS and the EDLCS.

15.1.3	Comverge is properly licensed and permitted insofar as required in order to perform its obligations under this Agreement.

15.1.4	The execution, delivery and performance of its obligations under this Agreement by Comverge have been duly authorized by all necessary action, and do not and will not:

A.	require any consent or approval of Comverge’s Board of Directors, or shareholders, other than that which has been obtained and is in full force and effect;

B.	violate any provision of Applicable Law having applicability to Comverge or violate any provision in any formation documents of Comverge, the violation of which could have a material adverse effect on the ability of Comverge to perform its obligations under this Agreement;

C.	result in a breach of or constitute a default under Comverge’s formation documents or bylaws, or under any agreement relating to the management or affairs of Comverge or any indenture or loan or credit agreement, or any other agreement, lease or instrument to which Comverge is a party or by which Comverge or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Comverge to perform its obligations under this Agreement; or

D.	result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Comverge now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Comverge to perform its obligations under this Agreement.

15.1.6 This Agreement is a valid and binding obligation of Comverge.

15.1.7 The execution and performance of this Agreement by Comverge shall not conflict with or constitute a breach or default under any contract or agreement of any kind to which Comverge is a party or any judgment, order, statute or regulation that is applicable to Comverge.

15.1.7 Comverge shall comply with all Applicable Laws, including but not limited to equal opportunity and affirmative action requirements and all applicable federal, state and local environmental laws and regulations presently in effect or which may be enacted during the Term of this Agreement.

15.1.8 Comverge shall disclose to NPC, to the extent that, and as soon as it is known to Comverge, any alleged violation of any environmental laws or regulations arising out of the construction or operation of any Participating Facility, or the alleged presence of Environmental Contamination at any Participating Facility or on its site, or the existence of any past or present enforcement, legal or regulatory action or proceeding relating to such alleged violation or alleged presence of Environmental Contamination.

15.1.9 The prices submitted in competition for award of this Agreement were arrived at independently, without, for the purpose of restricting competition, any consultation, communication, or agreement with any other offeror or competitor relating to (1) those prices, (2) the intention to submit an offer, or (3) the methods or factors used to calculate the prices offered.

15.1.10 No attempt has been made to induce any other party to submit or not to submit an offer for the purpose of restricting competition.

15.1.11 No attempt has been made to influence the award of this Agreement, or to influence the administration of the terms and conditions of this Agreement, through the offering to an employee, contractor or agent of NPC any items, money or entertainment, intended to improperly influence the award of this Agreement or to obtain favorable treatment under this Agreement.

15.2	NPC’s Representations and Warranties. NPC represents and warrants the following:

15.2.1 NPC is a corporation duly organized under the laws of the State of Nevada and is qualified to do business in each other jurisdiction where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder or on the business or financial condition of NPC. NPC has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver and perform its obligations under this Agreement.

15.2.2 The execution, delivery and performance of its obligations under this Agreement by NPC have been duly authorized by all necessary corporate action, and do not and will not:

A.	subject to obtaining any required regulatory approvals, violate any provision of Applicable Law having applicability to NPC or violate any provision in any corporate documents of NPC, the violation of which could have a material adverse effect on the ability of NPC to perform its obligations under this Agreement;

B.	result in a breach of or constitute a default under NPC’s charter or bylaws, or under any agreement relating to the management or affairs of NPC, or any indenture or loan or credit agreement, or any other agreement, lease or instrument to which NPC is a party or by which NPC or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of NPC to perform its obligations under this Agreement; or

C.	result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of NPC now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of NPC to perform its obligations under this Agreement.

15.2.3 This Agreement is a valid and binding obligation of NPC.

15.2.4 The execution and performance of this Agreement shall not conflict with or constitute a breach or default under any contract or agreement of any kind to which NPC is a party or any judgment, order, statute or regulation that is applicable to NPC.

ARTICLE 16 - INSURANCE

16.1 Comverge’s Insurance Requirements. Comverge shall obtain and maintain, or cause to be obtained and maintained, in effect throughout the Term of this Agreement such insurance policies and coverage as is required by Applicable Law and as set out in Attachment 2E.

16.2 Changes to Insurance Minimum Limits. NPC shall have the right, at times deemed appropriate by NPC during the Term of this Agreement, to request Comverge to increase the insurance minimum limits specified in Attachment 2E in order to maintain reasonable coverage amounts. Comverge shall make all reasonable efforts to comply with such request at NPC’s expense.

16.3 Notice to NPC. The insurance policies to be maintained by Comverge hereunder shall include the provisions or endorsements required by this Article 16 and Attachment 2E. If any such policy is maintained on a “claims made” form and is converted to an “occurrence form”, the new policy shall be endorsed to provide coverage back to a retroactive date reasonably acceptable to NPC.

16.4 Certificates of Insurance Required. Promptly following the Start Date, Comverge shall provide NPC a certificate(s) of insurance verifying the existence of insurance coverages and endorsements required by this Article 16 and Attachment 2E. Failure of Comverge to obtain such insurance coverages or to provide NPC with the certificates of insurance, shall in no way relieve Comverge of the insurance requirements of this Article 16 or limit Comverge’s obligations and liabilities under any provision of this Agreement.

16.5 Application of Proceeds. For the Term Comverge shall apply any and all insurance proceeds received in connection with the damage or destruction of the Participating Facilities toward the repair, reconstruction or replacement of the Participating Facilities.

ARTICLE 17 - INDEMNITY

17.1 GENERAL. EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL FULLY INDEMNIFY AND DEFEND THE OTHER PARTY AND EACH OF THE OTHER PARTY’S SUBSIDIARIES AND AFFILIATES, AND THE PARTNERS, MEMBERS, PARTICIPANTS, PRINCIPALS, REPRESENTATIVES, SHAREHOLDERS, DIRECTORS, TRUSTEES, OFFICERS, AGENTS, EMPLOYEES, CUSTOMERS, SUCCESSORS AND ASSIGNS OF EACH OF THEM (THE “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, INJURIES, LIABILITIES, CLAIMS, DEMANDS, PENALTIES AND INTEREST, INCLUDING REASONABLE ATTORNEYS’ FEES, DIRECTLY OR INDIRECTLY CAUSED BY THE MATERIAL BREACH OF, OR THE PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

17.2 Environmental. Comverge shall indemnify, defend and hold NPC, and each of its subsidiaries and affiliates, and the partners, members, participants, principals, representatives, shareholders, directors, trustees, officers, agents, employees, successors and assigns of each of them (collectively, “NPC Parties”) harmless from and against all claims, demands, losses, liabilities, penalties and expenses (including reasonable attorneys’ fees) for personal injury or death to persons, damage to or loss of property, and response costs relating to Environmental Contamination, arising out of, resulting from or caused by the violation of any Environmental Laws or the negligent or tortious acts, errors or omissions of Comverge (or any of its or any of its employees, directors, officers, agents, representatives, affiliates, customers, successors, or assigns (collectively “Comverge Parties”)), except to the extent that such violation, injury, death, loss, liability or response costs are directly attributable to the negligent or tortious acts, errors or omissions of NPC or NPC Parties.

17.3 Intellectual Property/ EDLCS.

17.3.1 Comverge shall indemnify, defend and hold NPC and NPC Parties harmless from and against all losses incurred by NPC or NPC Parties arising out of or connected with a thirty party claim relating to: infringement of such third party’s patent, copyright, trademark, trade secret, confidentiality or other right related to the DLCS, or any related equipment or software associated with the DLCS and, to the extent provided by Comverge, the EDLCS; provided, that (a) such use by NPC or NPC Parties that infringes is consistent with the use described in or contemplated by this Agreement; (b) such infringement or misappropriation is not based solely on the combination or integration of any software or any other device or product not contemplated by this Agreement; and (c) such design or software, if any, was not effected by NPC or NPC Parties with NPC’s knowledge (actual or constructive) of any infringement or misappropriation issue related thereto.

17.3.2 NPC shall indemnify, defend and hold Comverge and Comverge Parties harmless from and against all losses incurred by Comverge or Comverge Parties arising out of or connected with a thirty party claim relating to: infringement of such third party’s patent, copyright, trademark, trade secret, confidentiality or other right related to the EDLCS or any related equipment or software associated with the EDLCS, except to the extent provided by Comverge and except to the extent that such injury, death, loss, liability or response costs are directly attributable to the negligent or tortious acts, errors or omissions of Comverge or Comverge Parties.

17.4 Procedures.

17.4.1 Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this Article 17 may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact, but the failure so to notify such Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party except to the extent that such failure to notify shall adversely affect the rights of the Indemnifying Party. The Indemnifying Party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense thereof with counsel designated by the Indemnifying Party and satisfactory to the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party’s expense, unless a liability insurer is willing to pay such costs.

17.4.2 The Indemnifying Party shall bear the reasonable fees and expenses of the counsel retained by the Indemnified Party if (a) the Indemnified Party shall have retained such counsel in accordance with the preceding paragraph 17.4.1, (b) the Indemnifying Party shall elect not to assume the defenses of such action, (c) the Indemnifying Party, within a reasonable time after notice of the commencement of the action, shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, or (d) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. An Indemnified Party shall not enter into a settlement or other compromise with respect to any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not enter into a settlement or other compromise with respect to any claim against the Indemnified Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any person, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may at the expense of the Indemnifying Party contest, settle or pay such claim, provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, with the written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

17.4.3 Except as otherwise provided in this Article 17, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Article 17, the amount owing to the Indemnified Party shall be the amount of the Indemnified Party’s actual loss net of any insurance proceeds received by the Indemnified Party following a reasonable effort by the Indemnified Party.

17.5 Survival. The provisions of this Article 17 shall survive the expiration or termination of this Agreement.

ARTICLE 18 - LIMITATION OF LIABILITY

18.1 LIMITATION OF LIABILITY. NEITHER PARTY NOR ITS SUBSIDIARIES OR AFFILIATES NOR THE OFFICERS, AGENTS, EMPLOYEES, REPRESENTATIVES, PARTICIPANTS, PARTNERS, MEMBERS, SHAREHOLDERS, PRINCIPALS, DIRECTORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF ANY OF THEM SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES OR THE OFFICERS, AGENTS, EMPLOYEES, REPRESENTATIVES, PARTICIPANTS, PARTNERS, MEMBERS, SHAREHOLDERS, PRINCIPALS, DIRECTORS OR TRUSTEES OF ANY OF THEM FOR INCIDENTAL, PUNITIVE, CONSEQUENTIAL (EXCEPT AS PROVIDED FOR HEREIN), SPECIAL, OR INDIRECT DAMAGES OF ANY NATURE, ARISING AT ANY TIME, FROM ANY CAUSE WHATSOEVER, WHETHER ARISING IN TORT, CONTRACT, WARRANTY, STRICT LIABILITY, BY OPERATION OF LAW OR OTHERWISE, CONNECTED WITH OR RESULTING FROM PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT. NOTHING IN THIS ARTICLE 18 SHALL BE DEEMED TO AFFECT OR LIMIT THE RIGHT OF AN INDEMNIFIED PARTY TO CLAIM INDEMNIFICATION FROM THE INDEMNIFYING PARTY UNDER ARTICLE 17. THE PROVISIONS OF THIS ARTICLE 18 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

ARTICLE 19 - COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS

19.1 Compliance with the Law. Each Party shall at all times comply with all Applicable Laws. As applicable, each Party shall give all required notices and shall procure and maintain all necessary governmental licenses, necessary for performance of this Agreement, and shall pay its respective charges and fees in connection therewith.

ARTICLE 20 - ASSIGNMENT AND OTHER TRANSFER RESTRICTIONS

20.1 No Assignment Without Consent. Except as permitted below, neither Party shall assign this Agreement or any portion hereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Prior notice of any such assignment shall be given to the other Party. Notwithstanding the above:

20.1.1	This Agreement may be assigned by Comverge, without the prior approval of NPC: (a) as part of a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of Comverge; or (b) to a wholly owned subsidiary of Comverge, where Comverge shall be a guarantor. In the event of any such assignment, Comverge shall remain liable under this Agreement until (x) NPC consents to the release of Comverge (which shall not be unreasonably withheld or delayed) and (y) Comverge’s successor or assignee consents in writing to be bound by the obligations of Comverge. This Agreement may also be collaterally assigned by Comverge, without the prior approval of NPC, for the benefit of Comverge’s lenders or in connection with an initial public offering.

20.1.2	This Agreement may be assigned by NPC, without the prior approval of Comverge: (a) as part of a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of NPC; (b) to Sierra Pacific Power or an “affiliated interest” as that term is defined in the Nevada Public Utility Act; (c) to a legally authorized governmental or quasi-governmental agency charged with providing retail electric service in Nevada; or (d) as otherwise required by Applicable Law. In the event of any such assignment, NPC shall remain liable under this Agreement until (x) Comverge consents to the release of NPC (which shall not be unreasonably withheld or delayed) and (y) NPC’s successor or assignee consents in writing to be bound by the obligations of NPC. This Agreement may also be collaterally assigned by NPC, without the prior approval of Comverge, for the benefit of NPC’s lenders.

ARTICLE 21 - JOINT INTEREST

21.1 Cooperation by Parties. NPC and Comverge believe it to be in their joint interest that the Program achieves a high degree of success and reaches the maximum possible number of Participants. Accordingly, NPC and Comverge intend that, during the Term of the Agreement, the Parties shall, subject to the terms and conditions of this Agreement and of all applicable regulatory requirements which may exist during the Term of this Agreement work together in good faith to offer and provide to the customers of NPC the services described in this Agreement.

21.2 Comverge Cooperation.

21.2.1	Comverge shall work closely, cooperatively and collaboratively with NPC staff and personnel, the M&V Contractor and other NPC contractors in support of Program activities and procedures;

21.2.2	Comverge shall (a) work closely, cooperatively and collaboratively with, and provide information as necessary to the NPC Energy Education Team and (b) provide support at energy education related events at the request of NPC.

ARTICLE 22 - MISCELLANEOUS

22.1 Waiver. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect.

22.2 Taxes/ Permits. Comverge shall be responsible for any and all present or future federal, state, municipal or other lawful taxes applicable by reason of the ownership and operation of the DLCS under this Agreement, and all ad valorem taxes relating to the DLCS. For equipment that Comverge installs, Comverge shall be responsible for obtaining required permits with reasonable support from NPC. For equipment that NPC installs, NPC shall be responsible for obtaining required permits.

22.3 Disclaimer of Third Party Beneficiary Rights. In executing this Agreement, NPC does not, nor should it be construed to, extend its credit or financial support for the benefit of any third parties lending money to or having other transactions with Comverge. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a party to this Agreement.

22.4 Relationship of the Parties.

22.4.1	This Agreement does not create an association, joint venture or partnership between the Parties and does not impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.

22.4.2	The relation of Comverge to NPC shall be that of an independent contractor. Any provisions of this Agreement which may appear to give NPC the right to direct or control Comverge as to details of performing Comverge’s obligations hereunder, shall be deemed to mean that Comverge shall follow NPC’s desires in the results of the work and not in the means by which the work is to be accomplished. Comverge shall have the complete right, obligation and authoritative control over the work as to the manner, means and details as to how to perform its obligations hereunder.

22.4.3	Comverge shall be solely liable for the payment of all wages, taxes and other costs related to the employment of persons to perform such services, including all federal, state and local income, social security, payroll and employment taxes and statutorily mandated workers’ compensation coverage. None of the persons employed by Comverge shall be considered employees of NPC for any purpose; nor shall Comverge represent to any person that he or she is or shall become a NPC employee.

22.5 ***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

22.6 Press Releases. Comverge may not issue a press release announcing this Agreement, the Target Delivered Demand Reduction or any other terms and conditions of this Agreement, without the prior consent of NPC, which shall not be unreasonably withheld, conditioned or delayed.

22.7 Confidentiality. The Parties agree that the NDA shall govern this Agreement and the exchange and disclosure of Confidential Information, as defined in the NDA.

22.8 Diverse Supplier Information. Comverge shall notify NPC and provide NPC with appropriate certification if any of its vendors, suppliers or subcontractors are a business enterprise that is at least fifty-one percent (51%) owned and operated by women, minority, or service-disabled veteran group members.

22.9 Integrity. In the performance of its obligations hereunder, Comverge agrees to conduct itself in a professional manner, and to treat others with honesty, integrity, respect, fairness and dignity.

22.10 Survival of Obligations. The expiration or termination of this Agreement shall not relieve the Parties of obligations that are specified herein to survive such expiration or termination or that by their nature should survive such expiration or termination, prior to the term of the applicable statute of limitations.

22.11 Severability. In the event any of the terms, covenants or conditions of this Agreement, its Attachments, or the application of any such terms, covenants or conditions, shall be held invalid, illegal or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants and conditions of this Agreement and their application not adversely affected thereby shall remain in force and effect.

22.12 Complete Agreement; Amendments. The terms and provisions contained in this Agreement and the NDA constitute the entire agreement between NPC and Comverge with respect to the subject matter hereof and supersede all previous communications, representations or agreements, either oral or written, between NPC and Comverge with respect to the subject matter hereof. This Agreement may be amended, changed, modified or altered, provided that such amendment, change, modification or alteration shall be in writing and signed by both Parties.

22.13 Binding Effect. This Agreement, as it may be amended from time to time, shall be binding upon and inure to the benefit of the Parties’ respective successors-in-interest, legal representatives and assigns.

22.14 Headings. Captions and headings used in the Agreement are for ease of reference only and do not constitute a part of this Agreement.

22.15 Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument. All counterparts shall constitute a single instrument.

22.16 Governing Law. The interpretation and performance of this Agreement and each of its provisions shall be governed and construed in accordance exclusively with the laws of the State of Nevada without regard to the conflicts of laws provisions of such state.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is hereby executed as of the date first above stated.

COMVERGE, INC.		NEVADA POWER COMPANY

By:		By:
	Name:		Name:
	Title:		Title:

ATTACHMENT 1 – TARGET DELIVERED DEMAND REDUCTION;

COMPENSATION; MEASUREMENT & VERIFICATION

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ATTACHMENT 1A

TARGET DELIVERED DEMAND REDUCTION

The following table describes the “Target Delivered Demand Reduction” for the DLCS for each Program Year.

Program Year	Target Delivered Demand Reduction (MW)*
PY 1	***
PY 2	***
PY 3	***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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ATTACHMENT 1B

PAYMENT CALCULATIONS

I.	Mobilization Payment

Within thirty (30) days of the Start Date, NPC shall pay Comverge *** for Comverge’s mobilization costs required for the Program (the “Mobilization Payment”). The Mobilization Payment shall be considered as advanced Monthly Payments. ***

II.	Deemed Demand Reduction

A.	Deemed Demand Reduction: Deemed Demand Reduction (DDR) is equal to ***

B.	Incremental Deemed Demand Reduction: The Incremental Deemed Demand Reduction for a Program Month shall be computed as follows:

Inc. DDRi =

(Proxy kW Factor)i × (Monthly Available Devices)i × (1.11)

Where:

i = Device Population (dp1 through dp2)

***

Monthly Available Devices = (Mo. Devices)i × (1 – Proxy %NRD)i

Where:

“Mo. Devices” means the total number of Load Control Devices within a Device Population installed during the Program Month.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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PROPRIETARY AND CONFIDENTIAL

“Proxy %NRD” or “Proxy Percentage of Non-Responding Devices” is a proxy for the Percentage of Non-Responding Devices within a Device Population which shall be updated at the end of each Control Season based upon the %NRD for each Device Population as determined by M&V.

“Proxy kW Factor” is a proxy for the kW Factor for each Device Population which shall be updated at the end of each Control Season based upon the kW Factor for each Device Population as determined by M&V.

C.	Maintained Deemed Demand Reduction. The Maintained Deemed Demand Reduction shall be computed as follows:

***

D.	Proxies at Start Date. As of the Start Date and until PY1 the Proxy %NRD and Proxy kW Factor shall initially be set as follows:

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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PROPRIETARY AND CONFIDENTIAL

III.	Pricing Calculations

A.	Incremental Price: The “Incremental Price” or “Inc. Price” in USD ($) shall be calculated as follows:

***

B.	Maintenance Price: The “Maintenance Price” or “Maint. Price” in USD ($) shall be calculated as follows:

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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PROPRIETARY AND CONFIDENTIAL

IV.	DLCS Delivered Demand Reduction Payment Schedule

A.	Payment Structure: Subject to Article I above, NPC shall pay Comverge for DLCS Delivered Demand Reduction by paying Comverge ongoing DLCS Monthly Payments for Inc. DDR and Maint. DDR as Load Control Devices are installed and maintained, with Annual Settlement based upon reconciling Deemed Demand Reduction with Verified Demand Reduction after the Control Season ends.

B.	DLCS Monthly Payments. The “DLCS Monthly Payments” shall be as follows:

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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PROPRIETARY AND CONFIDENTIAL

C.	DLCS Annual Settlement Statement: Within 45 days of (a) the end of a Control Season or (b) the expiration or termination of this Agreement, NPC shall issue an Annual Settlement Statement to settle any differences between Deemed Demand Reduction and Verified Demand Reduction and to set the new values for all proxies and prices. Any differences between Deemed Demand Reduction and Verified Demand Reduction shall be calculated as follows:

***

V.	EDLCS Delivered Demand Reduction Payment Schedule.

A.	Payment Structure: Subject to Article I above, NPC shall pay Comverge for EDLCS Delivered Demand Reduction by paying Comverge ongoing EDLCS Monthly Payments for Maint. DDR as Load Control Devices are maintained, with Annual Settlement based upon reconciling Deemed Demand Reduction with Verified Demand Reduction after the Control Season ends.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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PROPRIETARY AND CONFIDENTIAL

B.	EDLCS Monthly Payments. The “EDLCS Monthly Payments” for PY1 shall be as follows:

***

The EDLCS Monthly Payments for PY2 and PY3 shall be as follows:

***

C.	EDLCS Annual Settlement Statement: Within 45 days of (a) the end of a Control Season or (b) the expiration or termination of this Agreement, NPC shall issue an Annual Settlement Statement to settle any differences between Deemed Demand Reduction and Verified Demand Reduction and to set the new values for all proxies and prices. Any differences between Deemed Demand Reduction and Verified Demand Reduction shall be calculated as follows:

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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ATTACHMENT 1C

MEASUREMENT AND VERIFICATION PROGRAM

1.0	Summary

This attachment has been prepared to detail the purpose and procedures of the DLCS and the EDLCS measurement and verification program (the “M&V Program”). The M&V Program shall be planned, deployed, operated and reported by a third party measurement and verification contractor (the “M&V Contractor”) to NPC. NPC shall be responsible for payment of the costs due to the M&V Contractor. NPC and Comverge shall be provided access to all data and analysis performed by the M&V Contractor.

The M&V Program shall determine the Verified Demand Reduction for the DLCS and the EDLCS using the following protocols that ensure a 90/10 confidence/precision level derived from observed measurements.

2.0	Calculation of Verified Demand Reduction

The Verified Demand Reduction (VDR) shall be calculated as follows:

***

3.0	Load Control Device Populations

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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***

4.0	Sample Sizes

The “Minimum Sample Size” or “MSS” for each sampling task shall be ***

5.0	M&V Samples

An “M&V Sample” means ***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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6.0	***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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7.0	***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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8.0	Determination of kW Factor

8.1 Hourly Demand Calculation. Hourly Demand is calculated for each End-use Load as follows:

***

8.2 Hourly Demand Determination. Hourly Demand shall be calculated for each End-use Load using the Adjusted kW for each End-use Load and the Hourly Runtime for End-use Loads as follows:

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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The Hourly Runtime datasets shall be reported for each hour and shall be concurrently accessible to the Parties and the M&V Contractor.

8.3 Average Device Demand Determination. “Average Device Demand” for each Device Population is the sum of the Hourly Demands of each End-use Load within the Device Population divided by the Available Devices within the Device Population.

8.4 Baseline Device Demand Determination. The “Baseline Device Demand” for each Device Population and each M&V Event is derived from ***. Each hour from ***. Pacific Prevailing Time of *** with the highest Average Device Demands during any of the hours from *** Pacific Prevailing Time is averaged to create the Baseline Device Demands used to calculate the Offset Factors and against which to compare the Average Device Demands during M&V Events.

8.5 Offset Factor Determination. “Offset Factor” is calculated as the ratio of the Average Device Demand in the hour preceding an M&V Event to the Baseline Device Demand during that same hour.

8.6 Adjusted Baseline Device Demand. The “Adjusted Baseline Device Demand” is calculated for each Device Population and each M&V Event for each Dispatch Hour between *** Pacific Prevailing Time by multiplying the Baseline Device Demand in that hour by the Offset Factor.

8.7 Average Device Demand Reduction Determination. The “Average Device

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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Demand Reduction” is calculated ***.

8.8 ***

9.0	M&V Process

This section describes the activities that NPC shall contract out to an M&V Contractor and the responsibilities of the Parties to support this process.

9.1 M&V Planning

NPC shall contract with an M&V Contractor and inform Comverge within ten (10) days of choosing such contractor. The Parties shall execute a Non-Disclosure Agreement with the M&V Contractor prior to commencement of activities by the M&V Contractor.

NPC shall provide to Comverge within ninety (90) days of the Start Date in PY1, and on March 1 in PY2 and PY3, an annual M&V plan supplied by the selected M&V Contractor. The plan shall include:

•	A listing of Participants for each strata and Similar Device Group in the Device Populations;

•	An analysis that verifies confidence and accuracy predictions for each sampled population or group;

•	M&V activities and responsibilities of the M&V Contractor, Comverge, and NPC;

•	An annual schedule of activities;

•	Format of the transmission of the Average Device Demand Reduction reported within twenty-four (24) hours of each event;

•	A sample Annual Settlement Statement;

•	Complete, commented software code that implements the algorithms which calculate the “Adjusted Baseline Device Demand”, the “Average Device Demand Reduction” and the “kW Factor.”

Comverge shall review this plan and provide detailed comments within thirty (30) days of receipt.

9.2 Sample Analysis

During installation of the Load Control Device the End-use Load size shall be collected by

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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Comverge and be made available to the M&V Contractor. NPC shall make available similar information for any existing program participants.

Samples shall be recruited on a random basis. All parties shall make every reasonable effort to enable as close to real-time monitoring of the population samples prior to Dispatch of M&V Events.

*** Comverge shall provide the Participants list to NPC and the M&V Contractor and NPC shall instruct the M&V Contractor to calculate the proportion of Participants within each strata of each Device Population and the number of Similar Devices within each Device Population. The data and calculation results shall be made available to Comverge for review.

The M&V Contractor shall sample Participants and Load Control Devices in equal proportion to the population strata within each Device Population unless otherwise agreed to by Comverge.

NPC shall contract with the M&V Contractor or another third party to perform inspections of the Load Control Devices.

9.3 M&V Sample Recruitment

NPC shall be responsible for ensuring that the M&V Samples, Communications Sampled Devices, and Inspected Devices are recruited. Any incentives provided in order to recruit these samples shall be the responsibility of NPC.

NPC shall provide Comverge with all necessary information about the sampled Participants and Load Control Devices in order to be able to respond to customer inquiries in a timely manner. This information shall include:

•	Contact information for the M&V installers in Las Vegas;

•	Descriptions of incentives if any;

•	Installation schedules by customer; and

•	Incentive mailing dates by customer.

9.4 M&V Installations

In the case where end use metering is required the M&V Contractor is responsible for all aspects of installation, operations and ongoing maintenance of such metering.

The M&V Contractor shall schedule installations and conduct these installations in a timely and professional manner. The M&V Contractor shall provide to NPC and Comverge a copy of the M&V Participant agreements in advance of recruitment.

The M&V Contractor shall provide Comverge a monthly report of active M&V Participants starting with the end of the month of the first activation/installation and monthly through each

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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Control Season.

The M&V Contractor shall develop ***.

9.5 Demand Profile Sharing

To support the M&V analysis, system operations and verification by Comverge it is necessary to share demand profile information between Comverge and the M&V Contractor. The M&V Contractor has access to meter data for the existing system and Comverge has the run time data for the Two way PCTs.

The M&V Contractor and Comverge shall post the demand profile data using secure FTP to the secure Comverge website. Separately, the M&V Contractor and Comverge shall share the customer information for each profile.

This hourly data will allow each party to estimate load available to the nearest hour.

In the case where issues with the data are identified each party with notify the other as soon as practical.

9.6 Baseline Calculation

The M&V Contractor shall transmit to Comverge each day prior to the beginning of each potential M&V Event day *** to be used in calculating the Baseline Device Demand.

9.7 M&V Event processing

NPC shall notify the M&V Contractor immediately when it becomes aware that a Dispatch Event has been initiated and all relevant parameters associated with the event such as start time, end time, populations under curtailment and curtailment strategies.

On the day following an M&V Event the M&V Contractor shall transmit to Comverge for each Device Population:

•	The Baseline Device Demand;

•	The Average Device Demand during the M&V Event;

•	The Offset Factor; and

•	The Average Device Demand Reduction for each hour of the M&V Event for each Device Population.

9.8 M&V Reporting

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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The M&V Contractor shall deliver reports after each M&V Event and shall deliver an annual report fifteen (15) days after the end of the Control Season. NPC shall review and approve the reports in a timely manner to support Annual Settlement and going forward adjustments to ***.

The annual report shall include:

•	A summary of all M&V Events;

•	The Average Device Demand Reduction for each hour of the M&V Event for each Device Population; and

•	The kW Factor for each Device Population

10.0 Network Monitoring

The M&V Contractor currently operates a communications network monitoring system with ***. Working with the M&V Contractor, the Parties shall increase the number of communications monitoring points throughout the Program service territory to ***, including relatively hard to reach areas which shall be determined by field survey.

The Parties shall work together in an effort to provide the capability for continuous testing and monitoring by the Parties of the DLCS and the EDLCS during the Control Season.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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ATTACHMENT 2

STATEMENT OF WORK

PROPRIETARY AND CONFIDENTIAL

ATTACHMENT 2A

MARKETING, RECRUITMENT AND RETENTION

1.0 Scope of Work. Comverge shall perform the marketing, recruitment and retention activities required to solicit and retain Participants for the Program, which includes, but is not limited to, the development of the marketing plan for the Program (the “Marketing Plan”) and the development of enrollment, marketing and education materials. NPC shall have final approval of all marketing and recruitment activities. The Program shall be evaluated by both Parties annually to monitor customer recruitment and retention.

2.0 Marketing Plan. NPC and Comverge shall work together to develop the Marketing Plan pursuant to Section 6.1. NPC and Comverge shall mutually agree on the final components of the Marketing Plan. The Marketing Plan shall include:

2.1	Identifying and quantifying the target markets.

2.2	Developing a communications plan to reach the target markets.

2.3	Developing the concept for marketing collateral.

2.4	The Marketing plan shall allow Comverge the following channels which may be used (collectively below are the “Marketing Channels”):

•	Monthly Direct Mail,

•	Quarterly Bill Inserts, if mutually agreed to targets can be selected

•	Employee solicitation and ambassador program,

•	Feet-On-The-Street campaigns for residential and commercial customers,

•	NPC’s Call Center Account Reps cross sell the Program, as time allows as determined by NPC

•	NPC’s small commercial account reps and contractors to help support and cross sell the Program, as time allows as determined by NPC

•	Radio and Newspaper ads,

•	NPC to strategically help cross promote the Program via its regular customer touches such as news letters, direct mail, brochures, online information and mass media advertising,

•	Participation in fairs, events and marketing events to promote the Program,

•	Integrate Program information and signup process developed by Comverge at the NPC website,

•	Banner Ads on the web - such as at Weather.com based on zip code entry,

•	Outbound telemarketing may be used as a channel for selective and targeted recruiting subject to approval of telemarketing script from NPC,

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•	HVAC’s Partnerships,

•	Homebuilder outreach plans, and

•	Co-marketing and other partnership marketing channels.

2.5	NPC shall pay incentives to Participants in accordance with ***.

3.0 Approaches to Various Sectors. Comverge’s marketing activities shall be focused on the market segments listed below. Comverge shall adhere to all communications guidelines, provided by NPC staff, including: branding guidelines, logo usage, language, look and feel of marketing collateral, messaging guidelines and ensuring that marketing campaigns are executed upon receiving final approval from the NPC’s corporate marketing staff or designated officials providing approvals.

3.1	Small Commercial Segment:

3.1.1	Primary contact method shall be Face-to-Face contact wherein, small commercial prospects shall be provided information about the Program and a sign-up brochure shall be provided (FSI: Free Standing Insert).

3.1.2	Eligible customers interested in participating in the Program shall be able to sign-up by filling in the form or mailing it in subsequent to the face-to-face contact.

3.1.3	Comverge may also send Direct Mail or contact small commercial customers via phone calls in order to set up appointments etc.

3.1.4	Comverge may also participate in trade shows to promote the Program and increase adoption by educating prospects about the efficacy of the program.

3.1.5	Targeting businesses with the Program offer and incorporating the Energy Efficiency discussion as part of the overall face-to-face touch plan increases the likely hood for the small businesses to participate in the Program.

3.1.6	***

3.2	Residential New Construction:

3.2.1	NPC has a strong relationship with residential builders and shall utilize this relationship to bring in new Participating Facilities into the Program.

3.2.2	Comverge, in collaboration with NPC, shall hold informational meetings with residential builders in the NPC footprint. The meetings shall include complete details of the program and implications for the builders and the new home buyers.

3.2.3	Comverge shall develop a formal process to enroll builders interested in participating in the program. Builders shall be provided information about the Program via PowerPoint presentations and or brochures.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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3.2.4	Comverge may also send Direct Mail or contact builders via phone calls in order to educate the builder prospects about the program and set up follow-up appointments.

3.2.5	Comverge shall develop the following for the NPC website: information about the Program, including online sign-up process; energy saving tips; and FAQ’s for Residential New Construction Segment.

3.2.6	***

3.2.7	Comverge shall work with respective builders in order to ensure that new home buyers are educated about the program. As part of the Program information package, new home owners shall receive information about the program including FAQ’s and opt-out option details. ***

3.3	Existing Residential Customer Base:

3.3.1	Comverge shall develop direct mail, bill inserts and other marketing collateral for the residential customer base.

3.3.2	Based on the relative success in penetrating the residential segment, frequency of direct mail campaigns and bill inserts to the existing residential customer base shall be moderated to ensure achievement of annual customer acquisition targets.

3.3.3	Comverge may also leverage the HVAC community in order to educate them on the Program so that they become proponents of the Program to their end customers. Additionally, Comverge may leverage the HVAC community and their customer list to recruit participants in the load control program.

3.3.4	Comverge may also participate in local events or trade shows in order to educate and enroll prospects in the Program.

3.3.5	Multi-Dwelling Units (“MDU”) may also be recruited and Comverge personnel shall work with owners of the MDU complexes in order to recruit qualified MDU’s to participate in the program.

3.3.6	Comverge shall develop the following for the NPC website: information about the Program, including an online sign-up process; energy saving tips; and FAQ’s for the residential customers.

3.3.7	***.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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4.0 Comverge Responsibilities/Call Center.

4.1	Upon receipt from NPC of the customer list, commence execution of the Marketing Plan and the recruiting of Prospects. Comverge retains the right to decline certain Prospects based solely on objective circumstances that prevent customer participation such as faulty or dangerous customer equipment, unsafe working conditions for Comverge employees or low curtailment signal strength or objective criteria regarding load value, such as loads that are not coincident with NPC’s summer peak.

4.2	Mail an initial education package to potential Prospects. The package shall include information that describes how the specific features of the Program shall work. The package information shall be professionally printed and may include direct mail letters, brochures and free standing inserts.

4.3	Be responsible for costs associated with a direct mail campaign, including printing and mailing of marketing collateral for the first two (2) iterations of a marketing piece. Additional changes to marketing pieces can be provided at NPC’s expense. In addition to direct mail, Comverge may conduct marketing outreach activities to organizations such as trade associations, Chambers of Commerce and local publications.

4.4	Develop a Participant Enrollment Form and an on-line enrollment process. Comverge shall be responsible for enrolling eligible participants in the Program. In the case that a property is rented, the landlord or tenant may approve the installation of the device, by completing the enrollment instructions. Once a domicile or commercial building is enrolled in the Program, it is assumed that the location continues to be enrolled in the Program unless the device is requested to be removed. In the event that someone moves from the domicile or commercial property, Comverge shall notify the new occupant about the device and provide them the opportunity to leave the Program.

4.5	Develop a NPC branded website which shall include a comprehensive on-line customer education and enrollment process.

4.6	Maintain the customer call center to receive and respond to Participant inquiries. Comverge shall work with NPC and provide example scripting for the call center agents. NPC shall have the opportunity to comment on and approve the scripts, and such comments or approval shall be provided within fifteen (15) Business Days of receipt of the final copy. Comverge shall work with NPC to identify linkages necessary between call centers. Comverge shall set up a system to monitor and report to NPC on a regular basis and shall perform commercial reasonable efforts to perform the following call center performance metrics.

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4.7	Operate the customer call center from 8:00 a.m. until 6:00 p.m. Pacific Prevailing Time during the Control Season and 9:00 a.m. until 5:00 p.m. Pacific Prevailing Time during non-Control Season months, with an “on-call” HVAC service technician to handle emergency situations after hours.

4.8	Comverge shall collaborate with NPC in striving to innovate, improve and otherwise enhance the features and benefits of the Program.

5.0 Marketing Material Development Protocols.

5.1	Comverge shall manage all Program marketing-related deliverables, and ensure that all program materials, customer communications, forms, Web sites and other Program marketing materials are consistent with NPC’s brand image, comply with NPC’s graphic standards, and use NPC-approved telephone numbers and Web addresses.

5.2	Comverge’s development of Program marketing materials shall be tracked using a production schedule and work break down structure that Comverge shall update and provide copies to NPC on a weekly basis.

5.3	Upon initiation of each Program marketing project, ***

5.4	Comverge’s marketing team shall meet with NPC marketing personnel in person ***.

5.5	Comverge shall design NPC branded marketing collateral, according to NPC standards and subject to NPC approval, which shall be provided in accordance with Article 6 of this Agreement. Such approval shall include, without limitation, NPC’s right to approve all uses of and references to its logos, trademarks and name. The detailed activities for this task shall include, but not be limited to:

•	Developing “Request for follow-up” leave-behind materials,

•	Developing letter and fact sheet text;

•	Developing layout for customer education package;

•	Printing and delivering collateral

•	Developing phone script and “Frequently Asked Questions” for customer contact personnel.

5.6	Comverge shall not distribute NPC branded materials without NPC’s final review and approval and from the utility.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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5.7	All Program marketing materials shall include NPC-approved branding and shall not include Comverge branding, unless agreed upon and approved by NPC. Comverge shall work under complete compliance of NPC branding guidelines and requirements in all marketing-related work, content development and mix execution, unless otherwise agreed upon by NPC.

5.8	***

6.0 NPC Marketing Responsibilities. NPC shall perform its obligations in accordance with the approved Marketing Plan.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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ATTACHMENT 2B

LOAD CONTROL EQUIPMENT, INSTALLATION,

AND MAINTENANCE SCOPE OF WORK

1.0	Scope of Work. Upon receipt of a signed Participant enrollment form, Comverge is obligated to install all equipment and other components, including the Load Control Device(s), and perform all other necessary activities for the DLCS to control each Participating Facility’s End-use Load(s).

2.0	Installations. The Parties agree that Comverge shall install *** during Program Year 1. The Parties shall meet after PY1 to discuss *** for Program Years 2 and 3 and shall make equitable adjustments ***, as the Parties may, but are under no obligation to, mutually agree.

3.0	Installation. So as to insure an orderly transition, NPC shall continue to pay its current vendor, QCS, for thirty (30) days following the Start Date. For any Participating Facility installation, Comverge shall:

3.1	Inspect and make minor repairs to the air conditioning units at no charge in order to meet electrical code before devices can be installed.

3.2	Perform a communications check using test equipment supplied by Carrier to ensure that adequate 2-way communication is available and reliable.

3.3	If 2-way coverage is not available or reliable, or other Market Conditions prevent installation, the installer shall check 1-way VHF coverage. If this coverage is available, the installer shall proceed with a 1-way Comverge thermostat installation.

3.4	Use commercially best efforts to install *** at any new construction Residential Participating Facility;

3.5	Install *** at any Commercial Participating Facility;

3.6	Install all devices and necessary components as required by this Agreement.

3.7	Provide and apply a label on each device indicating the component and a number to call for customer service and support.

3.8	Record a serial number from each Load Control Device installed by removing the “bar-code label” from the front of the device and attaching the label to the work-order.

3.9	Provide work order copies for each installed device on a monthly basis (if requested) as part of Program documentation.

3.10	Mount the thermostat to replace the existing customer-owned thermostat using the existing thermostat wires.

3.11	Mount the communication piece of the 2-way thermostat in the vicinity of the air handler, in a location that provides convenient wiring and adequate

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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communications to the paging network. If the wiring, or other conditions, do not allow for this mounting, the installer shall install a 1-way Comverge thermostat.

3.12	Bag the replaced thermostat and instruct the Participant to store it, in case they decide to drop out of the Program for any reason.

3.13	Make equipment installations in such a manner as to minimize alterations to the current structure.

3.14	Installation of conduit, junction boxes, and connectors shall comply with applicable building codes and the National Electric Code.

3.15	Verify that the air conditioning and thermostat units function correctly in all operating modes.

3.16	Installation Personnel Recruitment. Comverge shall recruit all local personnel and subcontractors required as installers and inspectors to have sufficient personnel at all times to track Participants signing up and to install according to the proposed installation schedule.

3.17	Installation Training.

3.17.1	Comverge shall provide a comprehensive training and testing program that ensures that each installer knows both the technical and customer service aspects of the job.

3.17.2	If installation defect trends develop, Comverge’s project manager shall take corrective actions including additional training, increasing the number of random audits for that installer, or releasing the installer from the project.

3.17.3	Comverge’s technicians shall not only be trained in the technical side of the installation, but shall also be trained and equipped for customer service.

4.0	Maintenance and Site clean up. Comverge is obligated to maintain the DLCS equipment and other components, including the Load Control Equipment, and perform all other necessary activities, including those set forth in Section 8.3, to ensure the continued operation of the DLCS and the EDLCS throughout the Term, in accordance with this Agreement. If, as a result of such maintenance or service performed, Comverge concludes that the problem results from a DLCS failure, and that the use of the DLCS is materially affected thereby; then Comverge shall immediately commence correction procedures at no additional cost to NPC.

4.1	Monitoring and Testing. Comverge shall be responsible for routine monitoring of device reports from missed pages or missed heartbeat messages. These tests shall be used to verify operation of the communication network and the thermostats.

4.2	Reporting. Comverge shall provide monthly customer contact logs and monthly customer participation reports as requested by NPC. Customer participation reports shall include program enrollment activity, repairs, customer complaints and resolution and such other data as NPC may reasonably request.

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4.3	Site Clean Up. Comverge shall collect and responsibly dispose of any trimmed wire clippings, unused screws or brackets, hazardous materials and any other material waste that may result from the installation of the Load Control Devices.

4.4	Installation workmanship, codes and licensing.

4.4.1	Comverge or its subcontractors shall become a registered HVAC contracting firm in Nevada or acquire the necessary licenses.

4.4.2	Comverge shall perform all installations in a professional, workmanlike manner according to the National Electric Code.

4.4.3	Comverge shall respond to all governmental authorities, including the PUCN, as requested by NPC, that are requesting information about the Program, respond to their concerns with meetings and written explanations of the Program, the equipment and installation techniques.

4.4.4	NPC or their subcontractors shall perform all installation of any ancillary monitoring equipment in a workmanlike manner according to the NEC.

4.4.5	Neither NPC, nor Comverge, nor their respective subcontractors shall disable, interfere, or alter the installation of the other Parties’ equipment unless the party believes that the installation is a danger to the occupants of the domicile. Any alteration shall be brought to the other Party’s attention within twenty-four (24) hours.

5.0	Testing

5.1	Device and Network Monitoring. The Carrier 2-way devices report back that they’ve received a message, hence the network is monitored and endpoint verification is achieved. For 1-way devices, Comverge shall sample a subset of the endpoints to verify network operation and end-device performance. The test points shall be connected directly to the Comverge LMS software via the cellular network, such that performance verification is instantaneous.

5.2	Software Systems. The LMS Software backend utilizes a redundant topology, so that automatic failure can occur. Comverge shall work with NPC to improve the existing Carrier system.

6.0	Systems Dispatch. NPC shall be able to Dispatch the DLCS and EDLCS, which includes without limitation operation of the LMS Software. Comverge shall enable the LMS Software and load management control center to automatically control the Carrier Load Control Devices. Comverge shall maintain the system and be responsible for programming the load management control center to control the End-use Loads by system, region, substation or circuit. NPC shall provide Comverge with an electronic file of the nodal addresses so that Comverge can program the devices.

6.1	Dispatch Failure. Comverge shall work with NPC to improve their existing Carrier system. As NPC is the customer of record for the existing Carrier

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System, NPC shall be responsible to ensure that these systems are made to be operational in the case of a failure. NPC shall work with Comverge when necessary to make reasonably requested changes or periodic software upgrades to the software system. Comverge shall make commercially reasonable efforts to augment the Carrier software system to mitigate risk associated with this hosted solution.

7.0	Project/ Program Staffing and Implementation.

7.1	Comverge shall assign a dedicated Program Manger who shall act as a single point of contact to ensure that all contract deliverables are met and that client satisfaction is realized. The Program Manager and several additional team members shall be located in NPC offices.

7.2	Comverge shall hire a locally based Program Manager as soon as possible after the Start Date.

7.3	NPC shall:

•	identify a NPC Program Manager within 15 Days of the Start Date

•	provide office space, for two (2) co-located Comverge employees including phone, network access, office furniture, and office facilities.

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ATTACHMENT 2C

EXISTING DEMAND RESPONSE SYSTEM OPERATION

1.0	Background.

The EDLCS consists of direct load control switches supplied by Cannon, Corporate Systems, 1-way thermostats from Cannon and 2-way Carrier thermostats. The aggregate load supplied by these devices is estimated by NPC to be between ***.

2.0	EDLCS Baseline

2.1 During the course of the first Program Year, Comverge shall statistically survey the population of existing third-party EDLCS devices by on site inspections. The survey shall be conducted to obtain an estimate of the number of functioning devices of each technology ***. A random sample with alternates shall be selected for each technology to account for sites an inspector may not easily access.

2.2 If the estimated percentage of functional devices indicates that more than *** of sites need to be visited to attain an estimate with *** precision level, the study shall be limited to visits of *** of the technology population and the precision level for that sampling shall be accepted.

2.3 ***

3.0	Comverge Responsibilities

3.1 Comverge shall work with NPC and its M&V Vendor to obtain the EDLCS Baseline within Program Year 1 pursuant to Section 2.0 herein.

3.2 Comverge shall provide all necessary support to assure the EDLCS program continues to consistently and verifiably provide the EDLCS Baseline of Demand Reduction, including replacing failed or damaged equipment, and maintaining system infrastructure.

3.3. During Program Year 1, Comverge shall assess the suitability of the EDLCS for conformance with WECC requirements for a non-spinning reserve operating and shall perform any actions that may be required to bring the EDLCS into conformance with WECC requirements for a non-spinning reserve.

3.4. After determining the proper EDLCS Baseline, Comverge shall inspect at least *** of EDLCS Load Control Devices each year. The inspections shall ensure that Load Control Devices are operational and have the ability to control EDLCS End-use Loads. If the inspection reveals that the Load Control Device is not operating or is disconnected, Comverge shall restore the equipment to commercial operation immediately, at no cost to NPC.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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4.0	NPC Responsibilities

4.1 NPC shall provide on a timely basis all documentation and information, as reasonably requested by Comverge, related to the EDLCS.

4.2 NPC shall use commercially reasonable efforts to obtain any necessary authorizations for Comverge to utilize, fix, repair, and investigate all necessary software and hardware related to the EDLCS.

4.3 ***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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ATTACHMENT 2D

NOTICES

If to Comverge:	Comverge, Inc.
120 Eagle Rock Avenue, Suite 190
East Hanover, NJ 07936
Attention: Frank Evans
Fax: (973) 884-3503

If to NPC:	Nevada Power Company
6226 West Sahara Avenue - M/S 29
Las Vegas, Nevada 89146
Attention: Michael Brown
Fax: (702) 367-5452

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ATTACHMENT 2E

INSURANCE

Type of Insurance	Minimum Limits of Coverage
1. Commercial General Liability	$2,000,000 each occurrence and in the aggregate

CGL insurance shall cover liability arising from premises, operations, independent contractors, products/completed operations, contracts, property damage, personal injury and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract), all with limits as specified above. There shall be no endorsement or modification of the insurance limiting the scope of coverage for liability arising from explosion, collapse, or underground property damage.

2. Business Automobile Liability	$1,000,000 combined single limit (each accident), including all Owned, Non-Owned, Hired and Leased Autos

3. Workers Compensation, including statutory requirements.

4. Employers Liability	$1,000,000 each accident for bodily injury by accident, or $1,000,000 each employee for bodily injury by disease.

5. “Umbrella or Excess Liability” insurance with a limit per occurrence and in the aggregate of Five Million ($5,000,000).

Comverge shall ensure that the insurance policies required above provide:

(i)	Insurance required in 1, 2 and 5 above shall include NPC, and its officers, directors, employees and agents as additional insureds.

(ii)	Such insurance as afforded by this policy for the benefit of NPC, shall be primary as respects any claims, losses, damages, expenses, or liabilities arising out of this Agreement, and insured hereunder, and any insurance or self insurance carried by NPC, shall be excess of and noncontributing with insurance afforded by this policy.

(iii)	Such insurance may not be canceled, non-renewed or materially changed without the insurer giving thirty (30) days’ prior written notice to NPC or ten (10) days’ prior written notice in the event of non-payment.

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(iv)	Such insurance shall provide NPC with waivers of subrogation.

(v)	The commercial umbrella liability policy shall provide coverage excess of, and shall drop down in the event the underlying CGL, Business Automobile Liability, and Employers Liability insurance policy limits are exhausted due to claims during the policy term.

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ATTACHMENT 2F

SOFTWARE

The Parties hereby agree as follows:

1.	SOFTWARE LICENSE AND TERMS

1.2 License Grant: It is generally contemplated that all LMS Software, including, without limitation, field applications, or other proprietary licensed products, utilized and/or necessary for the performance of and receipt of Demand Reduction from Comverge Load Control Devices (collectively, the “Software”) shall be used by and run on the hardware systems owned by Comverge and/or NPC. All descriptions of the Software, reports generated by the Software, or additional Software related documents are collectively referred herein as “Software Documentation”. Comverge grants NPC a license to Use the Software and Software Documentation in accordance with Section 10.3.

1.2 Use Restrictions: The term “Use” solely means restricted internet access to the Software’s web based connection by specific SDO only for the purpose of Dispatch. NPC hereby understands and agrees that (a) NPC shall have no right to copy the Software or any Software Documentation, except as permitted under the Agreement; (b) notwithstanding the foregoing, NPC is authorized to make a reasonable number of copies of documentation for the Software as is necessary for NPC’s use of the Software pursuant to the terms of this Agreement; (c) NPC may not modify the Software or merge the same into software that is not provided by Comverge without the prior written consent of Comverge; (d) NPC shall prevent unauthorized use or unauthorized access to Software, and (e) NPC shall only use the Software as provided for in this Agreement.

2.	MAINTENANCE

2.1 Comverge shall maintain the Software. Comverge shall provide such repair services and replacement parts as are necessary to keep the Software operating in accordance with the requirements of this Agreement during the operational period as defined in the this Agreement, at no additional cost to NPC.

2.2 If, as a result of maintenance or service performed pursuant to this Section, Comverge concludes that the problem results from a Software or system failure, and that the system’s use is materially affected thereby, then Comverge shall immediately commence correction procedures on such Software, at no additional cost to NPC.

3.	SYSTEM FLAWS

3.1 Comverge shall correct any nonconformities of the Software to the requirements of this Agreement (“System Flaws”) and any revisions to the Software which are reported to Comverge by NPC.

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4.	TRAINING

Training sessions shall be conducted and shall include hands-on training utilizing trainers describing and demonstrating function, activation and application of the DLCS. Two (2) training sessions shall be conducted, one each in April and May of each Program Year.

5.	NPC RULES

5.1 Comverge, when on NPC property, shall conduct its operations in strict observation of access routes, entrance gates or doors, parking and temporary storage areas as designated by NPC. Under no circumstances shall any of Comverge’s personnel, vehicles or equipment enter, move or be stored upon any area not authorized by NPC.

5.2 Comverge shall abide by all NPC security procedures, rules and regulations, and cooperate with NPC Security personnel whenever on NPC premises, as provided by NPC prior to or upon arrival for such visit to the premises.

6.	OWNERSHIP OF INTELLECTUAL PROPERTY; CONFIDENTIALITY

6.1 As the owner of the Software, Comverge shall retain all rights to intellectual property thereof.

6.2 NPC acknowledges and agrees that Comverge owns all proprietary rights, including patent, copyright, trade secret, trademark and other such proprietary rights, in and to the Software and Software Documentation and any corrections, remedial modifications, maintenance upgrades, updates or the other modifications, including custom modifications to the Software whether made by Comverge, NPC or any third party.

6.3 Except as permitted pursuant to this Agreement or in writing by Comverge, NPC hereby acknowledges and agrees that: (a) the Software, the Software Documentation, access rights to the Software, and all related documents and all copies thereof are Comverge’s exclusive property and constitute a valuable TRADE SECRET of Comverge (“Proprietary Information”), which NPC may not disclose or make available to third parties without being previously approved in writing by Comverge; (b) NPC shall hold the Proprietary Information, including, without limitation, any methods or concepts utilized therein, in strict confidence for the sole benefit of Comverge; (c) NPC shall not reproduce, copy or modify the Proprietary Information in whole or in part, except as authorized by Comverge in writing; (d) NPC hereby agrees that, during the Term of this Agreement and at all times thereafter, NPC and its employees shall maintain the confidentiality of the Proprietary Information, and NPC shall not sell, license, publish, display, distribute, disclose or otherwise make the Proprietary Information available to any third party or attempt to (or allow any third-party to attempt to) reverse engineer, decompile or disassemble or otherwise attempt to derive the source code for the operation of the Proprietary Information, or to decode, de-encrypt, decrypt or engineer around any measures contained in the Proprietary Information; (e) NPC shall not alter in any way the database schema without the expressed written consent of Comverge; (f) NPC shall issue adequate instructions to all persons,

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and take all actions reasonably necessary to satisfy NPC’s obligations under this Section 6.3; (g) any use or disclosure of the Proprietary Information in violation of this Section 6.3 may seriously and irreparably impair and damage Comverge’s business; and (h) upon any termination or cancellation of the Agreement, NPC shall, if requested by Comverge, forthwith return to Comverge, or with Comverge’s written consent destroy, any access rights, passwords, magnetic tape, disc, semiconductor device or other memory device or system and/or documentation or other material including, but not limited to, all printed material furnished by Comverge to NPC.

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Software Scope of Work

1.0	Introduction

This Scope of Work describes the Software and the practices and guidelines that both Parties shall use to carry out their respective responsibilities according to this Attachment 2F.

Comverge shall supply the Software and provide access to NPC via the web using a standard web browser. Accessing the Software does not require the use of Comverge software or equipment.

As owner of the Software, Comverge may, at its sole discretion, change the architecture to ensure a more robust, stable or secure network environment, or create improvements to the website architecture to provide more enhanced services to NPC.

2.0	Responsibilities

2.1 Comverge Responsibilities: Comverge shall, in accordance with Good Industry Practice, design, deploy, operate, manage, and maintain the DLCS.

2.1.1 Comverge shall be responsible for configuring and programming the Software to be able to control specific appliances by system, by region, by substation or by circuit according to the parameters established by NPC.

2.1.2 Comverge shall provide NPC access to the Software through a web-based application interface over the Internet between NPC’s System Operations Center and the Comverge facility. Alternatively, Comverge shall activate the system as directed by NPC though a telephone call, fax, or e-mail.

2.1.3 Comverge shall create logon id’s and initial passwords for personnel designated by NPC to have access to the Software. Comverge shall send these to the appropriate NPC personnel via the mail.

2.1.4 Comverge shall provide password resets to authorized NPC personnel following a two (2) step verification process.

2.2 NPC Responsibilities: This section defines the responsibilities that NPC has regarding the design, implementation, and ongoing support of the Software.

2.2.1 NPC shall provide to Comverge the customer data required for Comverge to establish and maintain current and accurate information to be used by the Software.

2.2.2 NPC shall determine the scheduling, groups, and activation of the Software in dispatching test and Dispatch Events.

2.2.3 SDOs shall have the right to determine the Dispatch control of the Participating Facilities according to the operating parameters defined by the Dispatch Event set forth in this Agreement.

2.2.4 SDOs shall be responsible for Dispatch of the DLCS and EDLCS

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2.2.5 NPC shall provide Personal Computers with internet connectivity and Microsoft Internet Explorer (v.5.5 or above) at their system operations center to enable users to log into the LMS Software via the web interface.

2.2.6 NPC shall notify Comverge who should have access to the Software. Any Dispatch Event scheduled by NPC personnel with a valid logon id and password shall be considered a valid Dispatch Event.

2.2.7 NPC shall promptly notify Comverge in writing of personnel who should no longer have access to the LMS Software, and Comverge shall work to promptly ensure that access is no longer allowed by those users.

3.0	System Description

NPC shall have access to the LMS Software.

The LMS Software shall include Comverge’s LMS Server and networking equipment, and third party software.

LMS Hardware

a.	LMS Servers – Two (Primary and Secondary)

b.	Rack-mounted Dell PowerEdge servers for scalable expansion.

c.	Disks in RAID mode for fault tolerance and high availability

LMS Software

a.	Comverge’s LMS (LMS) Software – Visual Basic, Microsoft Jet DB Engine

b.	Comverge LMS Web Interface – Apache/Tomcat on Microsoft SQL Server

4.0	Web Interface

4.1 Help Feature. Help may be accessed by clicking on the Customer Service button near the bottom of the main LMS screen.

4.2 Logging into Web Control Application . Users log into the LMS Software via a secure Web interface. Comverge initially creates usernames and pre-expired passwords for an authorized list of NPC users. Users will be forced to change their password upon first login. Passwords will have a 90-day expiration cycle.

4.3 Creating a Load Control Schedule. NPC shall have the ability to create a demand response schedule, using the LMS web interface.

4.4 Scheduling Dispatch Events. Once a schedule has been created, NPC may then submit that schedule to the Software to be activated as a Dispatch Event. Within *** the system shall process the schedule and updated system status shall be available.

4.5 Dispatching Dispatch Events. Once a Dispatch Event has been scheduled by NPC the Software shall execute the Dispatch Event by dispatching control commands via the RF network to

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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all Comverge Load Control Devices. Once the Software issues the Dispatch Event all Comverge End-use Loads shall be controlled within ***.

The Status field shows the current status of each scheduled event, which can be any of the following:

Status	Description

Inactive	No schedule submitted

Pending	Schedule was submitted, but load control has not begun

Executing	The system is under load control as specified in the schedule

Done	The system finished executing the load control schedule

Restoring	After executing the schedule, the system is updating the database

Error	There was error in processing this schedule

5.0	Security

5.1 Physical Security. Comverge has controls in place to provide reasonable assurance that physical security over its Software and related computer and network files, programs, and data is restricted to authorized individuals. Servers and network equipment hosting NPC data shall be located in a locked cabinet in a class-1 data center. Key access to cabinet is restricted to Comverge approved personnel. Data center uses badge scans and biometric (fingerprint) identification to authorization / authentication.

5.2 Network Security. Comverge shall work to ensure that incoming connections from the Software shall not compromise the overall security posture of the NPC network perimeter. Steps include:

5.2.1	Data transfer between NPC and Comverge shall be at least 3DES 168 bit encryption using PGP.

5.2.2	Comverge SFTP servers sit behind the Comverge firewall. Access is authenticated using a public/private key pair generated on the server by Comverge.

5.2.3	Comverge shall use dedicated application servers in the Data Center to process data from NPC.

5.2.4	Comverge uses a Cisco PIX firewall with Intrusion Detection Monitoring and uses known best practices for firewall configuration.

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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5.2.5	Comverge shall provide any Secret keys used for encryption and/or authentication to the NPC IP Manager or a trusted third party approved by NPC. All encryption algorithms used in the processing, transmission, or storage of NPC data shall be disclosed and approved by NPC’s information protection manager.

5.3 Network Redundancy. Comverge shall provide reasonable assurance that capacity thresholds are maintained above current network utilization and those operations can continue in the event of unplanned disruptions. Primary and back-up server shall be hosted out of a hosting facility. The data center has network redundancy built in through multiple carriers. Comverge can host a third cold-backup server at a remote location which can be brought up in case of an emergency.

5.4 Network Back-Up & Recovery. Comverge shall perform daily backups. Weekly backups shall be stored in an off-site secure facility and verifiable by a trusted third party.

5.4.1	System configurations backed up on a regular basis and stored off-site.

5.4.2	The Comverge Software shall contain primary and secondary server.

5.4.3	Node configurations are kept consistent on both machines.

5.4.4	Secondary server is in warm-failover mode and can be brought up at any time.

6.0	***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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ATTACHMENT 2G

REPORTING

1.0	Web-based Weekly Reporting.

1.1	Comverge shall transmit *** reports of Program performance data, using Internet enabled electronic transfer via standard FTP protocols and comma or tab delimited text files, to enable NPC to update the Conservation Department’s utility data store and departmental dashboard.

1.2	Comverge shall submit the data elements specified in Attachment 3 to this Agreement.

1.3	Comverge and NPC personnel shall work collaboratively with the M&V Contractor to: (a) optimize and automate the collection of the data elements required in the weekly Program reports; (b) format weekly program reports for ease of use by NPC; (c) help facilitate the most efficient generation and transmission of the weekly Program reports; and (d) resolve any data discrepancies within five (5) Business Days of identification of any discrepancy.

2.0	Program Portal and Dashboard

2.1	Comverge shall maintain a Program portal and dashboard that display Program performance data on an Internet site controlled and maintained by Comverge. Designated NPC representatives shall have login access to the Program portal and dashboard and access to Program data at any time.

2.2	Data represented on the Program portal and dashboard shall be updated weekly to represent Program performance in a manner that is as close to real time as possible.

2.3	The Program portal and dashboard will be used to generate weekly reports of Program performance data to be transmitted to NPC as described in Section 1.0 above.

3.0	Status Reporting.

3.1	Comverge shall provide regular Program status reports. Such status reports and the Program portal and dashboard will be used to monitor, track and provide Program performance data.

3.2	Comverge’s Program status reports shall include:

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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•

Monthly reports detailing monthly Program activities (including the number of Load Control Devices installed in the prior Program Month), upcoming Program schedules (including the planned number of Load Control Devices to be installed in the next twelve (12) Billing Months), Program performance data and other metrics, and movement toward Program targets;

•

Monthly customer participation reports, which shall include monthly customer contact logs, Program enrollment activity, DLCS and EDLCS repairs, customer complaints and resolution and such other data as NPC may reasonably request from time-to-time;

•	A comprehensive annual report in a format suitable for inclusion in NPC filings to the PUCN regarding annual Program performance; and

•	Real-time Program dashboard updates or other electronic formats as requested by NPC.

3.3	Program performance data included in Comverge’s reports shall include such data as NPC may direct from time-to-time.

4.0	Regulatory Support. Comverge shall provide responses to PUCN data requests and program regulatory support as follows:

4.1	Comverge shall maintain ledgers and other records and supporting customer data that are readily available in the event of regulatory or NPC information requests. Beyond typical Program management and reporting activities, Comverge shall provide NPC with specialized Program documents and reports, as may be requested by NPC from time-to-time in connection with PUCN filings.

4.2	Comverge shall provide regulatory support concerning the Program and its activities hereunder. Comverge senior personnel shall be available to appear and testify before the PUCN on matters directly related to the Program and activities that Comverge is performing or has performed hereunder.

5.0	Program Staff. Comverge shall have personnel report to NPC’s Las Vegas office upon request of NPC. Comverge shall have its program manager available to attend each NPC monthly department staff meeting.

6.0	Program Security.

6.1	Comverge and NPC’s Security Department shall work cooperatively regarding background checks for field personnel and any other Program personnel who interact with NPC’s customers and/or the general public while representing the Program.

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6.2	Comverge shall provide systems and checks to protect the Program integrity by providing secure protocols and access to a password protected data input platform.

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ATTACHMENT 3

ELECTRONIC DATA EXCHANGE FORMAT

Section I. Data Exchange Overview

Comverge shall upload data files via secured File Transfer Protocol (FTPS). An account will be setup for Comverge and Comverge will be given a username and password to use with the NPC FTPS server.

The basic procedure is as follows:

1.	Comverge connects to the FTPS server and sends the username and password.

2.	The FTPS server validates the user name and password or denies access if they do not authenticate.

3.	Comverge uploads a data file to the FTPS server.

4.	The data service sends acknowledgement email to Comverge to confirm data file receipt.

5.	The data file submitted is then parsed, validated and data values inserted/updated in the M&V data store.

6.	The data service sends to Comverge and NPC program manager an email message notifying Tier1 data acceptance or rejection, including data error codes identified, if any.

All data records received from Comverge will be stored in an intermediate data location pending Tier2 verification.

Figure 1: Data flow from Comverge’s database to the final M&V data store.

Section II. Data Transport Stages

From Figure 1, the three (3) labeled data exchanges are described below:

1.	Contractor ApplicationèM&V Data Processing Application

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***

All Comverge files submitted throughout the Program Year will be archived on the NPC server. The data store will keep an activity log identifying each file submitted and its associated receipt date. The activity log will provide NPC an audit trail for all Comverge data file submissions.

2.	Intermediate Data Store è Data Verification

The data verification process will inspect the Comverge’s sent data files to ensure that the data is within expected parameters and data quality inspections. At this point, some basic data verification is performed. Examples are verification of IDs (as in ensuring that a sent Project ID exists and that the Comverge has permissions to update/upload data for it), verification of data types, verification of dates (i.e. ensure the specified Project did exist for the month and year specified), and data completeness (required fields are not blank).

3.	Data Verification è M&V Final Data Store

This process uploads qualified information into the M&V final data store. This process will update any information records previously submitted by Comverge.

Section III. Data Files Structure and Data Elements

1.	File Format

txt – Text file, tab separated values. All rows separated by end-line (\n) character.

2.	File Naming Conventions

Files uploaded to the FTPS server should conform to the following naming convention:

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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3.	Data File Types and Data Elements

Unique data file types encapsulate key information about participating customers, premise characteristics, energy conservation measure data, and program performance tracking elements.

Table 1 outlines each file type and its data content description. Section V contains a listing of data requirements.

Prior to the Program kick-off, NPC and the M&V Contractor will conduct sessions with Comverge to discuss protocol details, and coordinate testing/implementation of the electronic data exchange processes.

Table 1: Data File Types

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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Section	IV. Data Files Structure and Data Elements

Comverge shall submit electronic data file transfer updates of customer, premises, transaction and energy conservation measure data on a weekly basis. Submissions shall be delivered no later than ***. Comverge shall coordinate with the NPC program manager for the due dates of the first and last weekly report.

Monthly status reports shall be submitted by Comverge every month (January through December) no later than five business days after the end of the report month.

Comverge shall notify NPC and the M&V data service of any anticipated delay in reporting prior to the due date for the file transfer.

Table 2 summarizes reporting frequency requirements for each data file submission.

Table 2: Data Reporting Frequency.

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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Section V. Data Files Structure and Data Elements

1.	Data Requirements Matrix

***

*** Portions of this agreement marked by *** have been omitted pursuant to a request for confidential treatment. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. ***

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